Rule 424(b)(5)
                                                      Registration No. 333-81913



PROSPECTUS SUPPLEMENT
---------- ----------
(To prospectus dated August 14, 2000)
[WRIT LOGO]

                                 $125,000,000
                    Washington Real Estate Investment Trust
                          Medium-Term Notes, Series B
                  Due Nine Months or More From Date of Issue
                              __________________

 . We will offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

 . The notes will be unsecured debt securities of Washington Real Estate
  Investment Trust, or WRIT.

 . The notes will have stated maturities of nine months or more from the date they are originally issued.

 . We will pay amounts due on the notes in U.S. dollars or any other currency described in the applicable pricing supplement.

 . The notes may bear interest at fixed or floating rates, or may bear no interest at all. If the notes bear interest at a floating rate, the floating rate may be based on one or more indices or formulas.

 . We will specify whether the notes can be redeemed or repaid before their stated maturity and whether they are subject to mandatory redemption, redemption at the option of WRIT or repayment at the option of the holder of the notes.

Investing in the notes involves risks. See "Risk Factors" beginning on page S-3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                           Agents' Discounts
                               Public Offering Price        and Commissions         Proceeds, before expenses, to WRIT
                               ---------------------        ---------------         ----------------------------------
     Per note................           100%                  .125%-.750%                     99.875%-99.250%
     Total(1)................       $125,000,000           $156,250-$937,500             $124,843,750-$124,062,500

______________
  (1)  Or the equivalent in one or more foreign or composite currencies.

     We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agents using their reasonable efforts on our behalf. We may also sell notes without the assistance of any agent.

     If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement may be reduced.
                               __________________

Merrill Lynch & Co.
       Banc One Capital Markets, Inc.
               Deutsche Banc Alex. Brown
                        A.G. Edwards & Sons, Inc.
                                Legg Mason Wood Walker,
                                       Incorporated
                                     Salomon Smith Barney

                               __________________

          The date of this prospectus supplement is August 14, 2000.

                               TABLE OF CONTENTS

Prospectus Supplement
---------------------

                                                                                                    Page
                                                                                                    ----
Risk Factors.....................................................................................    S-3
        Redemption may adversely affect your return on the notes.................................    S-3
        The trading market for the notes may be limited; many factors affect the trading value
             of the notes........................................................................    S-3
        Notes indexed to interest rate, currency or other indices or formulas are risky because
             of fluctuations in the indices or formulas..........................................    S-3
        Our credit ratings may not reflect all risks of an investment in the notes...............    S-4
Description of the Notes.........................................................................    S-4
United States Federal Income Taxation............................................................   S-27
Plan of Distribution.............................................................................   S-36
Validity of the Notes............................................................................   S-37

Prospectus
----------

                                                                                                    Page
                                                                                                    ----
About this Prospectus............................................................................      3
Washington Real Estate Investment Trust..........................................................      3
Use of Proceeds..................................................................................      4
Ratios of Earnings to Fixed Charges and Debt Service Coverage....................................      4
Description of Shares............................................................................      5
Description of Common Share Warrants.............................................................     15
Description of Debt Securities...................................................................     16
Plan of Distribution.............................................................................     41
Legal Opinions...................................................................................     42
Experts..........................................................................................     42
Where You Can Find More Information..............................................................     43

         You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. Neither we nor any agent referred to on the cover page of this prospectus supplement has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable pricing supplement.

                                 RISK FACTORS

     Your investment in the notes involves risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the structure of the notes, including interest rate, currency and other indices or formulas.

Redemption may adversely affect your return on the notes

     If the notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your notes. The redemption may occur at times when prevailing interest rates are relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

The trading market for the notes may be limited; many factors affect the trading value of the notes

     We cannot assure you that a trading market for the notes will ever develop or be maintained if developed. Many factors independent of our creditworthiness may affect the trading market for and market value of the notes. These factors include:

     . the complexity and volatility of the index or formula applicable to the notes,

     . the method of calculating the principal, any premium and interest on the notes,

     .    the time remaining to the maturity of the notes,

     .    the outstanding amount of the notes,

     .    the redemption features of the notes,

     . the amount of other securities linked to the index or formula applicable to the notes, and

     . the level, direction and volatility of market interest rates generally.

     In addition, some of the notes may be designed for specific investment objectives or strategies, and these notes often experience a more limited trading market and more price volatility. The number of buyers for these notes may be limited. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and can bear the risks that the notes may not be readily saleable and that the market value of the notes may fluctuate significantly over time.

Notes indexed to interest rate, currency or other indices or formulas are risky because of fluctuations in the indices or formulas

     An investment in notes indexed to one or more interest rate, currency or other indices or formulas involves significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that:

     .    you may receive no interest or an amount less than you expected;

     . you may receive payment of the principal and any premium at times different than you expected; and

     . you may lose all or a substantial part of the principal and any premium.

The magnitude and duration of these risks depend on a number of factors over which we have no control, including economic, financial and political events. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of some indices and formulas have been volatile, and volatility in those and other indices and formulas may continue or increase in the future. In addition, past experience with indices and formulas is not necessarily indicative of what may occur in the future.

Our credit ratings may not reflect all risks of an investment in the notes

     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential impact of all risks related to structure, market or other factors discussed above on the value of the notes.

                           DESCRIPTION OF THE NOTES

     The notes will be issued as a series of senior debt securities under a senior indenture, dated as of August 1, 1996, as amended or supplemented from time to time, between WRIT and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as indenture trustee. We use the term debt securities in this prospectus supplement to refer to the notes and all other securities issued and issuable from time to time under WRIT's senior indenture. In the accompanying prospectus, we describe some of the terms of the debt securities and some of the provisions of the senior indenture. We describe below, and will describe in a pricing supplement, some specific terms of the notes. The descriptions in this prospectus supplement and in the accompanying prospectus are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the pricing supplement and the provisions of the senior indenture and the notes.

     The following description of notes will apply unless otherwise specified in an applicable pricing supplement.

Terms of the Notes

     All debt securities, including the notes, issued and to be issued under the senior indenture will be unsecured general obligations of WRIT and will rank equally with all other unsecured and unsubordinated debt of WRIT from time to time outstanding. Although WRIT's senior indenture contains financial covenants, it does not limit the aggregate principal amount of debt securities that WRIT may issue so long as the covenants are satisfied. WRIT may issue its debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by WRIT for each series. WRIT may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the senior indenture in addition to the $125,000,000 aggregate principal amount of notes offered by this prospectus supplement. As of June 30, 2000, WRIT had $210.0 million aggregate principal amount of debt securities, including notes, issued and outstanding. The aggregate principal amount of notes that may be offered and sold by this prospectus supplement will be reduced if WRIT sells other securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

     The notes will be offered on a continuing basis and will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by WRIT. The notes will be payable at stated maturity, or on any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of WRIT, repayment at the option of the holder or otherwise. We refer to the stated maturity date or any prior maturity date, as the case may be as a "Maturity."

     Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Notes may also be issued at significant discounts from their principal amount.

     Unless otherwise indicated in the applicable pricing supplement, the notes will be denominated in United States dollars, and WRIT will make payments of principal of, and any premium and interest on, the notes in United States dollars.

     WRIT may change interest rates, interest rate formulas and other variable terms of the notes from time to time, but no change will affect any note already issued or for which WRIT has accepted an offer to purchase.

     Each note will be issued in fully registered book-entry form or certificated form, in denominations of $1,000 and integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository as is identified in an applicable pricing supplement. See "--Book-Entry Notes." Registration of transfer of notes in certificated form will be made at the corporate trust office of the indenture trustee. There will be no service charge for any registration of transfer or exchange of notes, but WRIT may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges under the senior indenture not involving any transfer.

     WRIT will make payments of principal of, and any premium and interest on, notes in book-entry form through the indenture trustee to the depository or its nominee. See "--Book-Entry Notes." Unless otherwise specified in the applicable pricing supplement, a beneficial owner of notes in book-entry form that are denominated in a currency other than United States dollars (a "Specified Currency") electing to receive payments of principal or any premium or interest in that Specified Currency must notify the participant of DTC through which its interest is held. The notice must be given on or before the applicable regular record date, in the case of a payment of interest, and on or before the sixteenth day, whether or not a Business Day, as defined below, before its stated maturity, in the case of principal or premium, of the beneficial owner's election to receive all or a portion of any payment in a Specified Currency. The participant must notify the depository of any election on or before the third Business Day after the regular record date. The depository will notify the paying agent of the election on or before the fifth Business Day after the regular record date. If complete instructions are received by the participant and forwarded to the depository, and forwarded by the depository to the paying agent, on or before the relevant dates, the beneficial owner of the notes in book-entry form will receive payments in the Specified Currency.

      In the case of notes in certificated form, WRIT will make payment of principal and any premium at the Maturity of each note in immediately available funds upon presentation and surrender of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the indenture trustee in the Borough of Manhattan, The City of New York, or at any other place WRIT may designate. Payment of interest due at Maturity will be made to the person to whom payment of the principal of the note in certificated form will be made. Payment of interest due on notes in certificated form other than at Maturity will be made by check mailed to the address of the person entitled to receive payment at the address appearing in the security register. However, a holder of $10,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same interest payment dates will, be entitled to receive interest payments, other than at Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the indenture trustee not less than 15 days before the applicable interest payment date. Any wire instructions received by the indenture trustee will remain in effect until revoked by the holder.

     "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law or executive order to close in The City of New York. Also, with respect to non-United States dollar-denominated notes, Business Day excludes a day on which commercial banks are authorized or required by law or executive order to close in the Principal Financial Center, as defined below, of the country issuing the Specified Currency or, if the Specified Currency is the Euro, a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is closed. In addition, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, Business Day excludes a day that is not a London Business Day. "London Business Day" means a day on which commercial banks are open for business, including dealings in the LIBOR Currency, as defined below, in London.

     "Principal Financial Center" means, unless otherwise specified in the applicable pricing supplement,

     (1)  the capital city of the country issuing the Specified Currency; or

     (2)  the capital city of the country to which the LIBOR Currency relates;

provided, however, that with respect to (a) United States dollars, it means The City of New York, (b) Australian dollars, it means Sydney and (solely in the case of the Specified Currency) Melbourne, (c) Canadian dollars, it means Toronto, (d) Deutsche marks, it means Frankfurt, (e) Dutch guilders, it means Amsterdam, (f) Italian lire, it means Milan, (g) South African rand, it means Johannesburg, (h) Swiss francs, it means Zurich or (i) Portuguese escudos, it means London (solely in the case of LIBOR Currency).

Transaction Amount

     WRIT may offer notes with different interest rates depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. WRIT may offer notes with similar variable terms but different interest rates concurrently at any time. WRIT may also concurrently offer notes having different variable terms to different investors.

Redemption at the Option of WRIT

     Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund. WRIT may redeem the notes at its option before their stated maturity only if an initial redemption date is specified in the notes and in the applicable pricing supplement. If so indicated in the applicable pricing supplement, WRIT may redeem the notes at its option on any date on and after the applicable initial redemption date specified in the applicable pricing supplement. On and after any initial redemption date, WRIT may redeem the notes at any time in whole or from time to time in part at its option at the applicable redemption price referred to below together with interest on the principal of the notes payable to the redemption date, on notice given, unless otherwise specified in the applicable pricing supplement, not more than 60 nor less than 30 days before the redemption date. WRIT will redeem the notes in integral multiples of

$1,000, or other minimum denomination specified in the applicable pricing supplement. But any remaining principal amount must be at least $1,000 or other minimum authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean a percentage, the initial redemption percentage, of the principal amount of the note to be redeemed specified in the applicable pricing supplement. The initial redemption percentage will decline at each anniversary of the initial redemption date by a percentage specified in the applicable pricing supplement, of the principal amount to be redeemed until the redemption price is 100% of the principal amount.

Repayment at the Option of the Holder

     If so indicated in an applicable pricing supplement, WRIT will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its stated maturity. Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000, or other minimum denomination specified in the applicable pricing supplement. But any remaining principal amount must be at least $1,000 or other minimum authorized denomination of the applicable note. The repurchase price for any note so repurchased will be 100% of the principal amount to be repaid, together with interest on the principal of the note payable to the date of repayment. For any note to be repaid, the indenture trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the indenture trustee, not more than 60 nor less than 30 days before the optional repayment date:

     . in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed, or

     . in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner of the notes to the depository and forwarded by the depository.

Notices of elections from a holder to exercise the repayment option must be received by the indenture trustee by 5:00 p.m., New York City time, on the last day for giving such notice. Exercise of the repayment option by the holder of a note will be irrevocable.

     Only the depository may exercise the repayment option with respect to global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire repayment of all or any portion of the notes in book-entry form represented by global securities must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the indenture trustee as discussed above. To ensure that the instructions are received by the indenture trustee on a particular day, the beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the notes in book-entry form, on the depository's records, to the indenture trustee. See "--Book-Entry Notes".

     If applicable, WRIT will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules promulgated under that section and any other securities laws or regulations in connection with any repayment at the option of the holder.

     WRIT may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by WRIT may, at the discretion of WRIT, be held, resold or surrendered to the indenture trustee for cancellation.

Interest

     Each note will bear interest from the date of issue at the annual rate or, in the case of a floating rate note, in accordance with the interest rate formula stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and at Maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next regular record date to the registered holder on that date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

     Fixed Rate Notes

     Unless otherwise specified in the applicable pricing supplement, each fixed rate note will bear interest from, and including, the date of issue, at the annual rate stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date as to which interest has been paid or, if no interest has been paid with respect to the applicable fixed rate notes, from and including the date of issue to, but excluding, the related interest payment date or Maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on January 1 and July 1 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, any premium or interest will be made on the next Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or Maturity, as the case may be.

     Floating Rate Notes

     Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be:

     .    the CD Rate,

     .    the CMT Rate,

     .    the Commercial Paper Rate,

     .    the Eleventh District Cost of Funds Rate,

     .    the Federal Funds Rate,

     .    LIBOR,

     .    the Prime Rate,

     .    the Treasury Rate, or

     . any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

     A floating rate note may bear interest with respect to two or more Interest Rate Bases.

     Terms. Each applicable pricing supplement will specify the terms of the floating rate note being delivered, including:

     .    whether the floating rate note is

          -- a "Regular Floating Rate Note,"

          -- an "Inverse Floating Rate Note" or

          -- a "Floating Rate/Fixed Rate Note,"

     . the date on which interest begins to accrue on a fixed basis to Maturity, if applicable,

     .    the Fixed Interest Rate, if applicable,

     .    the Interest Rate Basis or Bases,

     .    the Initial Interest Rate,

     .    the Interest Reset Dates,

     .    the interest payment dates,

     . the Index Maturity, which is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated,

     .    the Maximum Interest Rate and Minimum Interest Rate, if any,

     . the Spread, which is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases,

     . the Spread Multiplier, which is the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate, and

     . if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency, the Index Maturity and the LIBOR Page.

     The interest rate borne by the floating rate notes will be determined as follows:

     Regular Floating Rate Notes. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, as an Inverse Floating Rate Note, as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "Regular Floating Rate Note." Except as described below or in an applicable pricing supplement, the note will bear interest at the rate determined by reference to the applicable Interest Rate
Bases:

     .  plus or minus any applicable Spread, and

     .  multiplied by any applicable Spread Multiplier.

Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; except that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Floating Rate/Fixed Rate Notes. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note," it will bear interest at the rate determined by reference to the applicable Interest Rate Bases:

     .  plus or minus any applicable Spread, and

     .  multiplied by any applicable Spread Multiplier.

Commencing on the first Interest Reset Date, the rate at which interest on the applicable Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; except that:

     . the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

     . the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to Maturity will be the Fixed Interest Rate, if the rate is specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

     Inverse Floating Rate Notes. If a floating rate note is designated as an "Inverse Floating Rate Note," except as described below or in the applicable pricing supplement, it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Bases:

     .  plus or minus any applicable Spread, and

     .  multiplied by any applicable Spread Multiplier.

However, unless otherwise specified in the applicable pricing supplement, the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the applicable Inverse Floating Rate Note will be payable will be reset as of each Interest Reset Date; except that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Each Interest Rate Basis will be the rate determined in accordance with the applicable provisions below. Except as described above, the interest rate in effect on each day will be:

     . if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date, as defined below, immediately preceding the applicable Interest Reset Date; or

     . if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding that Interest Reset Date.

     Interest Reset Dates. The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable pricing supplement, the Interest Reset Date will be, in the case of floating rate notes that reset:

     .  daily - each Business Day;

     . weekly - the Wednesday of each week, with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below;

     . monthly - the third Wednesday of each month, with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

     . quarterly - the third Wednesday of March, June, September and December of each year;

     . semiannually - the third Wednesday of the two months specified in the applicable pricing supplement; and

     . annually - the third Wednesday of the month specified in the applicable pricing supplement;

except that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest on a fixed rate basis begins to accrue.

     If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, then the Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable Interest Rate Basis if the Interest Determination Date would otherwise fall on an Interest Reset Date, then the applicable Interest Reset Date will be postponed to the next succeeding Business Day.

     Maximum and Minimum Interest Rates. A floating rate note may also have either or both of the following:

     . a Maximum Interest Rate, which is a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period, and

     . a Minimum Interest Rate, which is a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period.

     The senior indenture is, and any notes issued under the senior indenture will be, governed by and construed in accordance with the laws of the State of New York. The interest rate on the notes will not be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While WRIT believes that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. We suggest that prospective investors consult their personal advisors with respect to the applicability of these laws. WRIT has agreed for the benefit of the beneficial owners of the notes, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a beneficial owner of the notes.

     Interest Payments. The applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the note until the principal of the note is paid or otherwise made available for payment. Except as described below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

     . daily, weekly or monthly - the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     . quarterly - the third Wednesday of March, June, September and December of each year;

     . semiannually - the third Wednesday of the two months of each year specified in the applicable pricing supplement;

     . annually - the third Wednesday of the month of each year specified in the applicable pricing supplement; and

     .    at Maturity.

     If any interest payment date for any floating rate note, other than an interest payment date at Maturity, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding day that is a Business Day except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, any premium and interest will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

     Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date with respect to which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the related interest payment date or Maturity.

     With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

     . In the case of notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

     . In the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

     . The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable pricing supplement applied.

     Interest Determination Dates. The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to that interest reset period will be the rate determined as of the applicable "Interest Determination Date."

     . The Interest Determination Date with respect to the Federal Funds Rate and the Prime Rate will be the Business Day immediately preceding each Interest Reset Date.

     . The Interest Determination Date with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate will be the second Business Day immediately preceding each Interest Reset Date.

     . The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below.

     . The Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Reset Date.

     . The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be the preceding Friday.

     . The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day that is at least two Business Days before the applicable Interest Reset Date for the applicable floating rate note on which each Interest Reset Basis is determinable.

     Calculation Date. Unless otherwise provided in the applicable pricing supplement, Bank One Trust Company, N.A. will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

     . the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day or

     . the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

     CD Rate. CD Rate Notes will bear interest at the rates, calculated with reference to the CD Rate and any Spread or Spread Multiplier specified in the applicable CD Rate Notes and in any applicable pricing supplement.

     "CD Rate" means:

     (1) the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement published in H.15(519), as defined below, under the caption "CDs (secondary market)", or

     (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, as defined below, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)", or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the applicable Interest Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the agents or their affiliates) selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable United States certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time, or

     (4) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the CD Rate in effect on the applicable Interest Determination Date.

     "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     CMT Rate. CMT Rate Notes will bear interest at the rates, calculated with reference to the CMT Rate and any Spread or Spread Multiplier specified in the applicable CMT Rate Notes and in any applicable pricing supplement.

     "CMT Rate" means:

     (1) if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

          (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc. (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) ("Telerate Page 7051"), for the particular Interest Determination Date, or

          (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the particular Interest Determination Date as published in H.15(519) under the caption "Treasury Constant Maturities", or

          (c) if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

          (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three leading primary United States government securities dealers in The City of New York (which may include the agents or their affiliates) (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

          (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

          (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five

               Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

          (g)  if fewer than five but more than two prices referred to in clause
               (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

          (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date.

     (2) if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

          (a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc. (or any successor service) (on page 7052 or any other page as may replace the specified page on that service) ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

          (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the week or month, as applicable, preceding the particular Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

          (c) if the rate referred to in clause (b) does not so appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

          (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

          (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

          (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

          (g)  if fewer than five but more than two prices referred to in clause
               (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

          (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that Interest Determination Date.

     If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

     Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the rates, calculated with reference to the Commercial Paper Rate and any Spread or Spread Multiplier specified in the applicable Commercial Paper Rate Notes and in any applicable pricing supplement.

     "Commercial Paper Rate" means:

     (1) the Money Market Yield, as defined below, on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper-Nonfinancial", or

     (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Money Market Yield of the rate on the applicable Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper-Nonfinancial", or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the agents or their affiliates, selected by the calculation agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, or

     (4) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the applicable Interest Determination Date.

     "Money Market Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                    Money Market Yield =      D x 360       x   100
                                         ------------------
                                          360 - ( D  x  M )

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Eleventh District Cost of Funds Rate. Eleventh District Cost of Funds Rate Notes will bear interest at the rates, calculated with reference to the Eleventh District Cost of Funds Rate and any Spread or Spread Multiplier specified in the applicable Eleventh District Cost of Funds Rate Notes and in any applicable pricing supplement.

     "Eleventh District Cost of Funds Rate" means:

     (1) the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the applicable Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. or any successor service on page 7058 or any other page as may replace the specified page on that service ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date, or

     (2) if the rate referred to in clause (1) does not so appear on Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the applicable Interest Determination Date, or

     (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index on or prior to the applicable Interest Determination Date for the calendar month immediately preceding the applicable Interest Determination Date, the Eleventh District Cost of Funds Rate in effect on the applicable Interest Determination Date.

     Federal Funds Rate. Federal Funds Rate Notes will bear interest at the rates, calculated with reference to the Federal Funds Rate and any Spread or Spread Multiplier specified in the applicable Federal Funds Rate Notes and in any applicable pricing supplement.

     "Federal Funds Rate" means:

     (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)" and displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the specified page on that service ("Telerate Page 120"), or

     (2) if the rate referred to in clause (1) does not so appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds published in
         H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective Rate)", or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agents or their affiliates, selected by the calculation agent before 9:00 A.M., New York City time, on the applicable Interest Determination Date, or

     (4) if the brokers so selected by the calculation agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the applicable Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at the rates, calculated with reference to LIBOR and any Spread or Spread Multiplier specified in the applicable LIBOR Notes and in any applicable pricing supplement.

     "LIBOR" means:

     (1) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appears on the LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

     (2) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, calculated by the calculation agent, or the offered rate, if the LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appear or appears, as the case may be, on the LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

     (3) if fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Interest Determination Date on the LIBOR Page as specified in clause (1) or (2), as applicable, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks (which may include affiliates of the Agents), in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

     (4) if fewer than two offered quotations referred to in clause (3) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the applicable Interest Determination Date by three major banks (which may include affiliates of the Agents), in that Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

     (5) if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the applicable Interest Determination Date.


     "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

     "LIBOR Page" means either:

         if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

         if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

     Prime Rate. Prime Rate Notes will bear interest at the rates, calculated with reference to the Prime Rate and any Spread or Spread Multiplier specified in the applicable Prime Rate Notes and in any applicable pricing supplement.

     "Prime Rate" means:

     (1) the rate on the applicable Interest Determination Date as published in H.15(519) under the caption "Bank Prime Loan", or

     (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan", or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page, as defined below, as the applicable bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on that Interest Determination Date, or

     (4) if fewer than four rates referred to in clause (3) are so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent on the applicable Interest Determination Date as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks, which may include affiliates of the agents, in The City of New York selected by the calculation agent, or

     (5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the applicable Interest Determination Date.

     "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service or any successor service on the "US PRIME 1" page or any other page as may replace that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

     Treasury Rate. Treasury Rate Notes will bear interest at the rates, calculated with reference to the Treasury Rate and any Spread or Spread Multiplier specified in the applicable Treasury Rate Notes and in any applicable pricing supplement.

     "Treasury Rate" means:

     (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace that page on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57"), or

     (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield, as defined below, of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High", or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

     (4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

     (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

     (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the agents or their affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

     (7) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the applicable Interest Determination Date.

     "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                Bond Equivalent Yield =      D x N         x 100
                                        -----------------
                                        360 - ( D  x  M )

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Other/Additional Provisions; Addenda

     Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified as specified under "Other/Additional Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

Remarketed Notes

     From time to time, WRIT may offer notes ("Remarketed Notes") bearing interest initially at the rate and through the date specified in the applicable pricing supplement (the "Initial Interest Rate Period"). Thereafter, each Remarketed Note will bear interest at rates established by a remarketing agent selected by WRIT as specified in the applicable pricing supplement. If WRIT issues Remarketed Notes, it will enter into a remarketing agreement with each remarketing agent. Further information concerning additional terms and provisions of Remarketed Notes will be specified in the applicable pricing supplement.

Discount Notes

     WRIT may from time to time offer notes ("Discount Notes") that have an Issue Price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the stated maturity date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a Discount Note and par is referred to as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of a Discount Note will be equal to the sum of:

       o the issue price (increased by any accruals of Discount) and, in the event of any redemption of the applicable Discount Note, if applicable, multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable); and

       o any unpaid interest accrued on the Discount Notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

For purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, a Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between interest payment dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the Discount Note and an assumption that the maturity of a Discount Note will not be accelerated. If the period from the date of issue to the first interest payment date for a Discount Note (the "Initial Period") is shorter than the compounding period for the Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Federal Income Taxation."

Amortizing Notes

     WRIT may from time to time offer notes ("Amortizing Notes"), with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table setting forth repayment information with respect to each Amortizing Note will be included in the applicable note and in the applicable pricing supplement.

Linked Notes

     WRIT may from time to time offer notes ("Linked Notes") the principal value of which at Maturity will be determined by reference to:

     (a) one or more equity or debt securities, including, but not limited to, the price or yield of the securities,

     (b) any statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or

     (c) the price or value of any commodity or any other item or index or any combination,

(collectively, the "Linked Securities"). The payment or delivery of any consideration on any Linked Note at Maturity will be determined by the decrease or increase, as applicable, in the price or value of the applicable Linked Securities. The terms of and any additional considerations, including any material tax consequences, relating to any Linked Notes will be described in the applicable pricing supplement.

Book-Entry Notes

     Description of the Global Securities

     Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (the "Global Notes"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depository, and registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for notes in certificated form, no Global Note may be transferred except as a whole (a) by the depository to a nominee of the depository, (b) by a nominee of the depository to the depository or another nominee of the depository or (c) by the depository or any nominee to a successor of the depository or a nominee of the successor.

     DTC Procedures

     The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee. One fully registered Global Note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with the depository. If, however, the aggregate principal amount of any issue exceeds $400,000,000, one Global Note will be issued with respect to each $400,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of the issue.

     The depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and other organizations. The depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depository's system is also available to others such as securities brokers and dealers (including the agents), banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

     Purchasers of notes in book-entry form under the depository's system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on the depository's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a Global
Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners in book-entry form will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests unless use of the book-entry system for such notes in book-entry form is discontinued.

     To facilitate subsequent transfers, all Global Notes representing notes in book-entry form that are deposited with, or on behalf of, the depository are registered in the name of the depository's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the Global Notes representing the notes in book-entry form; the depository's records reflect only the identity of the direct participants to whose accounts the notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the notes in book-entry form. Under its usual procedures, the depository mails an omnibus proxy to WRIT as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

     WRIT will make principal, any premium and interest payments on the Global Notes representing the notes in book-entry form in immediately available funds to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the applicable participant and not of the depository, the indenture trustee or WRIT, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, any premium and interest to the depository is the responsibility of WRIT and the indenture trustee. Disbursement of payments to direct participants will be the responsibility of the depository. Disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

     If applicable, redemption notices will be sent to Cede & Co. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     A beneficial owner must give notice of any option to elect to have its notes in book-entry form repaid by WRIT, through its participant, to the indenture trustee, and will effect delivery of the applicable notes in book-entry form by causing the direct participant to transfer the participant's interest in the Global Note notes in book-entry form, on the depository's records, to the indenture trustee.

     The depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to WRIT or the indenture trustee. If a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

     WRIT may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

     The laws of some states may require that some purchasers of securities take physical delivery of securities in certificated form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

     So long as the depository, or its nominee, is the registered owner of a Global Note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture. Except as described below, beneficial owners of a Global Note will not be entitled to have the notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in certificated form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. WRIT understands that under existing industry practices, if WRIT requests any action of holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a holder is entitled to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

     Exchange for Notes in Certificated Form

     If:

          (a) the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by WRIT within 60 days,

          (b) WRIT executes and delivers to the indenture trustee an order to the effect that the Global Notes will be exchangeable, or

          (c) an Event of Default has occurred and is continuing with respect to the notes,

the Global Note or Global Notes will be exchangeable for notes in certificated form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The certificated notes will be registered in the name or names as the depository instructs the indenture trustee. We expect that instructions may be based upon directions received by the depository from participants with respect to ownership of beneficial interests in Global Notes.

     The information in this section concerning the depository and the depository's system has been obtained from the depository and other sources that WRIT believes are reliable, but WRIT takes no responsibility for the accuracy of the information.

                     UNITED STATES FEDERAL INCOME TAXATION

     The following summary of United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes:

     (1)  a citizen or resident of the United States,

     (2) a corporation, including an entity treated as a corporation for United States Federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia,

     (3) a partnership, including an entity treated as a partnership for United States Federal income tax purposes, created or organized under the laws of the United States, any state of the United States or the District of Columbia; however, the Treasury is authorized, but as of the date of this prospectus supplement has not provided public notice of an intention, to adopt regulations that would provide different rules for determining whether partnerships, and entities treated as partnerships, formed or created after public notice of the contents of the regulations are to be classified as a U.S. Holder,

     (4) an estate whose income is subject to United States Federal income tax regardless of its source,

     (5) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

     (6) any other person whose income or gain with respect to a note is effectively connected with the conduct of a United States trade or business.

Some trusts not described in clause (5) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used in this prospectus supplement, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. Holders

     Payments of Interest. Payments of interest on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time the payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting; however, as discussed in the following section, special rules apply to notes with a maturity of more than one year that are treated for U.S. Federal income tax purposes as having been issued with original issue discount.

     Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount, which we refer to as "Discount Notes." The following summary is based upon current Treasury regulations, which we refer to as the "OID Regulations," under the original issue discount provisions of the Code.

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price; however, if the excess is less than a de minimis amount, the original issue discount is deemed to be zero. For these purposes, a de minimis amount is generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than "qualified stated interest", as defined below, prior to maturity, multiplied by the weighted average maturity of the note. The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The rules for determining a note's "qualified stated interest" are different for the Fixed Rate Notes and the Floating Rate Notes, which we refer to in this Original Issue Discount discussion as "Variable Notes."

     Determining qualified stated interest with respect to a Fixed Rate Note.
     -----------------------------------------------------------------------
In the case of a Fixed Rate Note, "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. For example, if a Fixed Rate Note provided for interest in some years at the annual rate of 4% payable annually and in other years at the annual rate of 6% payable annually, the qualified stated interest would be 4% annually and the amounts by which the 6% interest payments exceeded interest calculated at 4% would be part of the stated redemption price at maturity.

     Under the general rule, a Fixed Rate Note with an "interest holiday" or a "teaser rate" would almost always have original issue discount in excess of a de minimis amount, because only a portion, in the case of a teaser rate, or none, in the case of an interest holiday, of the stated interest would be qualified stated interest. To alleviate this problem, the OID Regulations provide a special rule for determining whether the redemption price at maturity of such a note exceeds its issue price by more than the de minimis amount. This special rule applies if (a) all of the stated interest on a note would be qualified stated interest but for the fact that for one or more accrual periods, the teaser or holiday period, the interest rate is below the rate applicable for the remaining term of the note, and (b) under the general rule, the original issue discount would exceed the de minimis amount. In those cases, for purposes of applying the de minimis test, the note's stated redemption price at maturity is deemed to be its issue price plus the greater of (a) the additional interest that would have been required to have been paid during the holiday or teaser period in order for all stated interest to be qualified stated interest or (b) the excess of the note's stated principal amount over its issue price.

     Determining qualified stated interest with respect to a Variable Note.
     ---------------------------------------------------------------------
Under the OID Regulations, Variable Notes are classified as either variable rate debt instruments or as contingent payment debt instruments. Special rules apply to contingent payment debt instruments and are described later in this discussion under the heading "contingent payment debt instruments."

     Under the OID Regulations, a Variable Note will qualify as a "variable rate debt instrument" if

     . its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and

     . it provides for stated interest, paid or compounded at least annually, at current values of:

        .    one or more qualified floating rates,

        .    a single fixed rate and one or more qualified floating rates,

        .    a single objective rate, or

        . a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note - e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date - will be treated as a single qualified floating rate.

     Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a restriction on the maximum stated interest rate, i.e., a cap, or the minimum stated interest rate, i.e., a floor, may, under some circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless the cap or floor is fixed throughout the term of the note.

     An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer or a related party or that is unique to the circumstances of the issuer or a related party, such as dividends, profits, or the value of the issuer's stock. However, a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer.

     A "qualified inverse floating rate" is any objective rate where the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

     The OID Regulations also provide that (a) if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and (b) if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate - e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points - then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note is a variable rate debt instrument and has a single qualified floating rate or a single objective rate and the interest is payable at least annually in cash or property other than debt instruments of the issuer, all stated interest is qualified stated interest. Accordingly, the Variable Note will only have original issue discount if its stated principal amount exceeds its issue price by more than a de minimis amount. If the Variable Note does have original issue discount, then, for purposes of determining the amount of original issue discount applicable to a particular tax period, the Variable Note is converted to an "equivalent" fixed rate debt instrument. This is done by substituting a fixed rate for the floating or objective rate. In the case of a qualified floating rate or a qualified inverse floating rate, the substituted fixed rate is the value of the rate as of the debt instrument's issue date. In the case of an objective rate, other than a qualified inverse floating rate, the substituted fixed rate is a rate that reflects the yield reasonably expected for the Variable Note.

     If a Variable Note is a variable rate debt instrument and does not have a single qualified floating rate or a single objective rate with all interest payable at least annually in cash or property other than debt instruments of the borrower, the qualified stated interest is determined by converting the Variable Note to an "equivalent" fixed rate debt instrument. This is done by substituting fixed rates for each variable or objective rate and then determining what amount of the stated interest payments would be qualified stated interest under the rules applicable to a Fixed Rate Note. In the case of a qualified floating rate or a qualified inverse floating rate, the substituted fixed rate is the value of the rate as of the Variable Note's issue date. In the case of an objective rate, other than a qualified inverse floating rate, the substituted fixed rate is a rate that reflects the yield reasonably expected for the Variable Note.

     In the case of a Variable Note, qualifying as a "variable rate debt instrument," that provides for stated interest at either one or more qualified floating rates or a qualified inverse floating rate and in addition provides for stated interest at a single fixed rate - other than a fixed rate which is within
0.25 basis points of the variable rate and applies for a period of no more than one year commencing with the issuance of the note - the fixed rate is initially converted into a qualified floating rate, or a qualified inverse floating rate if the Variable Note provides for a qualified inverse floating rate, which would have caused the Variable Note to have a fair market value approximately equal to the Variable Note's actual fair market value as of its issue date. After converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Determining the amount of original issue discount to be recognized as
     ---------------------------------------------------------------------
interest income in a particular tax period. Payments of qualified stated
------------------------------------------
interest on a note are taxable to a U.S. Holder as ordinary interest income at the time the payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder of a Discount Note with a maturity date more than one year from the date of issue must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to the income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year, or portion of the taxable year, on which the U.S. Holder held the Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between

     . the product of the Discount Note's adjusted issue price at the beginning of the accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period and

     . the amount of any qualified stated interest payments allocable to the accrual period.

The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     In the case of a Variable Note, the calculations of original discount allocable to an accrual period are made by reference to the "equivalent" fixed rate instrument. If the interest actually accrued or paid during an accrual period differs from the interest assumed to be paid or accrued with respect to the "equivalent" fixed rate instrument, (a) the difference is an adjustment to the qualified stated interest for the accrual period to the extent it is reflected in the amount of interest actually paid in the period and (b) any balance is an adjustment to the original interest discount allocable to the accrual period.

     U.S. Holders may generally elect to include in income all interest - including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium - that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to some limitations and exceptions. Premiums and market discount are described below under the caption "--Consequences of Purchasing a Note for a Price Other Than Its Adjusted Issue Price."

     Notes subject to special rules.
     ------------------------------

     Notes with put or call options. WRIT may issue notes that: (a) are
     ------------------------------
redeemable at the option of WRIT before their stated maturity, a "call option,"
(b) are repayable at the option of the holder before their stated maturity, a "put option," or (c) have both a call option and a put option. Notes containing a call option or a put option may be subject to rules that differ from the general rules discussed above. Investors considering purchasing notes with those features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the notes.

     Contingent payment debt instruments. If a Variable Note does not qualify
     ------------------------------------
as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. In general, under the Treasury regulations governing contingent payment debt obligations, the "CPDI Regulations," a U.S. Holder of a contingent payment debt instrument is required to include future contingent and noncontingent interest payments in income as the interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss depending upon the circumstances. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement.

     Foreign-Currency Notes. The United States Federal income tax consequences
     ----------------------
of the purchase, ownership and disposition of notes providing for payments denominated in a currency other than U.S. dollars will be described in the applicable pricing supplement.

     Short-Term Notes. Although notes that have a fixed maturity of one year or
     ----------------
less from their date of issue, "Short-Term Notes," may be treated as having been issued with original issue discount, a cash method U.S. Holder generally is not required to accrue the original issue discount unless the U.S. Holder elects to do so. Unless that election is made, any gain recognized by the cash method U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method, based on daily compounding, through the date of sale or maturity. A portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized or the Short-Term Note is disposed of. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and some other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method, based on daily compounding.

     Consequences of Purchasing a Note for a Price Other Than Its Adjusted Issue Price.

     Market Discount. If a U.S. Holder purchases a Discount Note for an amount
     ---------------
that is less than its adjusted issue price as of the purchase date or purchases a note other than a Discount Note for an amount that is less than its stated redemption price at maturity, the U.S. Holder will be treated as having purchased the note at a "market discount," unless the market discount is less than a specified de minimis amount, generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from the purchase date.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment, or, in the case of a Discount Note, any payment that does not constitute qualified stated interest, on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

     . the market discount that has not previously been included in income and is treated as having accrued on the note at the time of the payment or disposition, or

     . in the case of a disposition, the realized gain and, in all other cases, the amount of the payment.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount.

     A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or semiannual compounding basis, in which case the rules described above regarding (a) the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of cash payments and (b) the deferral of interest deductions will not apply. Generally, the currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

     The Market Discount rules do not apply to Short Term Notes, as defined above.

     Premium. If a U.S. Holder purchases a note for an amount that is greater
     -------
than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder (a) is not required to include original issue discount in income and (b) will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess. A U.S. Holder may elect to amortize the premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included with respect to the note during any taxable year by the amortized amount of the excess for the taxable year. However, if the note may be redeemed at WRIT's option after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note.

Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which a U.S. Holder must include in its gross income with respect to the Discount Note for any taxable year, or portion of a taxable year in which the U.S. Holder holds the Discount Note, will be reduced, but not below zero, by the portion of the acquisition premium properly allocable to the period.

     Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, other than amounts representing accrued and unpaid interest, and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's initial investment in the note increased by any original issue discount included in income, and any accrued market discount if the U.S. Holder has included such market discount in income, and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. The gain or loss generally will be long-term capital gain or loss if the note was held for more than one year. Long-term capital gains of individuals are subject to reduced capital gain rates while short-term capital gains are subject to ordinary income rates. The deductibility of capital losses is subject to limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, any premium or interest, including any original issue discount, on a note, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of WRIT, a controlled foreign corporation related to WRIT or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment before payment to a non-U.S. Holder, the "Withholding Agent," must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that the beneficial owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 BEN or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If a note is held through a securities clearing organization or some other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, the signed statement must be accompanied by a copy of the IRS Form W-8 BEN or the substitute form provided by the beneficial owner to the organization or institution. A non-U.S. Holder who is not exempt from United States Federal income taxes under the rules described above will be subject to tax withholding at a rate of 30%, or, if a lower rate is provided for in an applicable income tax treaty, at the lower treaty rate.

     The Treasury has issued new regulations that make modifications to the withholding, backup withholding and information reporting rules. The new regulations attempt to unify certification requirements and modify reliance standards. The new regulations will generally be effective for payments made after December 31, 2000, subject to transition rules. Prospective investors should consult their own tax advisors regarding the new regulations.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount that constitutes capital gain upon retirement or disposition of a note, if the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Some other exceptions also may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of WRIT or, at the time of the individual's death, payments with respect to the notes would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup Withholding

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made with respect to the notes to registered owners who are not "exempt recipients" and who fail to provide specified identifying information, such as the registered owner's taxpayer identification number, in the required manner.

     Generally, individuals are not exempt recipients, whereas corporations and some other entities generally are exempt recipients. Payments made with respect to the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to or through a broker, the broker must withhold 31% of the entire purchase price, unless either:

     . the broker determines that the seller is a corporation or other exempt recipient or

     . the seller provides, in the required manner, specified identifying information and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder and other conditions are met.

A sale of a note to or through a broker must also be reported by the broker to the IRS, unless either:

     .  the broker determines that the seller is an exempt recipient or

     . the seller certifies its non-U.S. status and some other conditions are met.

Certification of the registered owner's non-U.S. status normally is made on an IRS Form W-8 or IRS Form W-8 BEN under penalties of perjury, although in some cases it may be possible to submit other documentary evidence. In addition, prospective U.S. Holders should consult their own tax advisors with respect to the new withholding regulations. See "United States Federal Income Taxation--Non-U.S. Holders."

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner's United States Federal income tax if the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION

     WRIT is offering the notes on a continuing basis for sale to or through the agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc One Capital Markets, Inc., Deutsche Bank Securities Inc., A.G. Edwards & Sons, Inc., Legg Mason Wood Walker, Incorporated and Salomon Smith Barney Inc. The agents, individually or in a syndicate, may purchase notes, as principal, from WRIT from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent, or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. However, we may agree with an agent for that agent to utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount thereof , unless otherwise specified in the applicable pricing supplement. WRIT will pay a commission to an agent, ranging from .125% to .750% of the principal amount of each note, depending upon its stated maturity, sold through that agent as our agent. WRIT will negotiate commissions with respect to notes with stated maturities in excess of 30 years that are sold through an agent as our agent at the time of the related sale. In addition, we estimate our expenses incurred in connection with the offering and sale of the notes, including reimbursement of certain of the agents' expenses, total approximately $250,000.

     Unless otherwise specified in the applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. An agent may sell notes it has purchased from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with that purchase. An agent may allow, and dealers may reallow, a discount to certain other dealers. After the initial offering of notes, the offering price (in the case of notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

     WRIT reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject offers, in whole or in part, whether placed directly with WRIT or through an agent. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

     Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes--Terms of the Notes."

     Upon issuance, the notes will not have an established trading market. Unless specified in the applicable pricing supplement, WRIT will not list the notes on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that a secondary market for the notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the agents may make a market in the notes, but the agents are not obligated to do so and may discontinue any market-making activity at any time.

     In connection with an offering of notes purchased by one or more agents as principal on a fixed offering price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those agents create a short position in notes, i.e., if they sell notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these type of purchases.

     Neither WRIT nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither WRIT nor any agent makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. WRIT has agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect thereof. WRIT has agreed to reimburse the agents for specified expenses.

     In the ordinary course of its business, the agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.

     Banc One Capital Markets, Inc. is an affiliate of the indenture trustee, Bank One Trust Company, N.A.

     From time to time, WRIT may sell other securities referred to in the accompanying prospectus, and the amount of notes offered hereby may be reduced as a result of these sales.

     The notes will be distributed in accordance with the requirements in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for WRIT by Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C. David M. Osnos, a trustee of WRIT, is a member of Arent Fox Kintner Plotkin & Kahn, PLLC. Vinson & Elkins L.L.P., Washington, D.C., will act as counsel to the agents.

PROSPECTUS

                                  $325,546,875

                     WASHINGTON REAL ESTATE INVESTMENT TRUST
                       6110 EXECUTIVE BOULEVARD, SUITE 800
                            ROCKVILLE, MARYLAND 20852
                                 (301) 984-9400

                                  COMMON SHARES
                                PREFERRED SHARES
                              COMMON SHARE WARRANTS
                                 DEBT SECURITIES

         Washington Real Estate Investment Trust may offer from time to time its

         o common shares of beneficial interest,

         o preferred shares of beneficial interest,

         o warrants to purchase common shares, and

         o unsecured senior or subordinated debt securities,

up to an aggregate amount of $325,546,875 or an equivalent amount in one or more foreign currencies or composite currencies, including European currency units.

         We may sell the offered securities in one or more ways: (a) directly,
(b) through agents we designate from time to time or (c) to or through underwriters or dealers. If we use any agents or underwriters in selling any of the offered securities, the prospectus supplement that we will provide will identify the agents and underwriters and describe any applicable purchase price, fee, commission or discount arrangement.

         Our common shares of beneficial interest are listed on the New York Stock Exchange under the symbol "WRE".

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is August 14, 2000.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

About This Prospectus .......................................................3

Washington Real Estate Investment Trust......................................3

Use of Proceeds..............................................................4

Ratios of Earnings to Fixed Charges and Debt Service Coverage................4

Description of Shares........................................................5

Description of Common Share Warrants........................................15

Description of Debt Securities..............................................16

Plan of Distribution........................................................41

Legal Opinions..............................................................42

Experts.....................................................................42

Where You Can Find More Information.........................................43

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this process, we may sell the common shares, the preferred shares, the common share warrants and the debt securities described in this prospectus in one or more offerings up to a total amount of $325,546,875. We may sell the offered securities in any combination -- separately, together or as units with other offered securities -- in one or more series or amounts and at prices and on other terms that we determine at the time of sale.

         This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing information about the specific terms and method of the offering. The prospectus supplement may also add, update or change the information in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with additional information that we refer to under "Where You Can Find More Information," before making an investment decision.

                     WASHINGTON REAL ESTATE INVESTMENT TRUST

         Washington Real Estate Investment Trust, which is also known as WRIT, is a self-administered and self-managed equity real estate investment trust investing in income producing properties in the Mid-Atlantic area with a principal focus in the greater Washington-Baltimore region. WRIT owns a diversified portfolio of 59 properties consisting of 23 office buildings, 11 retail shopping centers, 9 apartment buildings and 16 industrial/flex properties.

         WRIT's principal objective is to invest in high quality real estate in prime locations and proactively manage, lease and develop its properties through ongoing capital improvement programs to improve their economic performance. During the quarter ended June 30, 2000, the economic occupancy rates of our properties were:

                  office buildings                   96.8%
                  retail centers                     94.2%
                  apartment buildings                97.2%
                  industrial/flex properties         96.8%
                                                     -----
                       overall portfolio             96.6%

         WRIT's total debt on June 30, 2000 was approximately $336.7 million.

         WRIT's income from operations per share has increased for 34 consecutive years. WRIT concentrates on increasing its income from operations and funds from operations to achieve its objective of paying increasing dividends to its shareholders. Funds from operations is a supplemental measure of real estate companies' operating performance. As of January 1, 2000 the National Association of Real Estate Investment Trusts ("NAREIT") defines funds from operations as income available for common shareholders before depreciation and amortization of real estate assets and before extraordinary items, less gains on sale of real estate. Prior to January 1, 2000 funds from operations also excluded significant nonrecurring events. Funds from operations does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. Rather, funds from operations has been adopted by real estate investment trusts to provide a consistent measure of operating performance in the industry. WRIT has paid consecutive quarterly dividends to its shareholders for 37 years, and the annual dividend paid has increased every year for the past 29 years.

         WRIT is a Maryland REIT, successor to a trust founded in 1960. Our principal offices are located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, telephone (301) 984-9400 or (800) 565-9748.

                                 USE OF PROCEEDS

         Unless we state otherwise in our prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing properties or the repayment of debt. We expect that properties that we purchase in the future will be of the same general character as those we presently own. We may also use the net proceeds to acquire another REIT or other company that invests in income producing properties, although we do not have a specific plan to do so. Until we use the net proceeds for the purposes described above, we may invest them in short-term income producing investments, such as commercial paper, government securities or money market funds that invest in government securities and/or commercial paper.

         RATIOS OF EARNINGS TO FIXED CHARGES AND DEBT SERVICE COVERAGE

         The following table sets forth WRIT's ratios of earnings to fixed charges and debt service coverage for the periods shown:


                              SIX MONTHS ENDED
                                  6/30/00                 YEAR ENDED DECEMBER 31,
                             ------------------    ----------------------------------------
                                                   1999     1998     1997     1996     1995
                                                   ----     ----     ----     ----     ----
Earnings to fixed charges         2.56x            2.61x    3.01x    4.08x    6.11x   12.95x
Debt service coverage             3.35x            3.42x    3.84x    5.08x    7.26x   15.11x

         We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations plus fixed charges. Fixed charges consist of interest expense, including interest costs capitalized, and the amortized costs of debt issuance.

         We computed debt service coverage by dividing income before gain on sale of real estate, interest income, interest expense, depreciation and amortization by the sum of interest expense plus mortgage principal amortization.

                              DESCRIPTION OF SHARES

GENERAL

         WRIT is authorized to issue 100,000,000 common shares with a par value of $.01 per share. Under Maryland law and WRIT's declaration of trust, WRIT may increase the aggregate number of authorized common shares without shareholder approval. As of June 30, 2000, there were 35,733,793 common shares outstanding.

         WRIT's board of trustees in the future may propose to issue preferred shares. If the board proposes to issue preferred shares, it will propose to amend WRIT's declaration of trust to authorize WRIT to issue preferred shares with a par value of $.01 per share. The preferred shares amendment will also include modifications to the declaration of trust to distinguish the rights of the holders of common shares and the holders of preferred shares. Adoption of the preferred shares amendment will require the approval of the holders of 70% of WRIT's outstanding common shares at a meeting of WRIT's shareholders. No preferred shares may be issued prior to the adoption of the preferred shares amendment.

         We describe below some of the terms of the common shares and preferred shares. In addition, we describe selected provisions of WRIT's declaration of trust and selected provisions of Maryland law. We will describe in a prospectus supplement the specific terms of any series of preferred shares. The descriptions in this prospectus and the applicable prospectus supplement are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the provisions of WRIT's declaration of trust dated April 5, 1996, the amendments to the declaration of trust dated September 21, 1998 and June 24, 1999, the bylaws, the preferred shares amendment to be proposed and any applicable amendment to the declaration of trust fixing the terms of a series of preferred shares.

COMMON SHARES

         Holders of common shares are entitled to receive dividends and distributions when and as declared by the board of trustees after payment of, or provision for, any cumulated dividends and distributions on and any required redemptions of any preferred shares then outstanding. Holders of common shares have one vote per share. Voting rights are not cumulative. This means that in the election of trustees at a shareholders' meeting, the holders of a majority of the outstanding common shares can cast all of their votes for each trustee to be elected and elect all of the trustees then standing for election, and the votes held by the holders of the remaining common shares will not be sufficient to elect any trustee.

         The declaration of trust establishes the number of trustees at not less than three nor more than seven and divides the trustees into three classes to be elected on a staggered basis. Those trustees are elected by the holders of the common shares. If the preferred shares amendment is proposed and adopted, the board of trustees could establish a series of preferred stock having the right to elect up to two additional trustees, but less than a majority of the trustees, under specified circumstances and for specified periods, which we describe below.

         Under the preferred shares amendment, the board of trustees could reclassify any unissued common shares in one or more classes and could amend the declaration of trust to decrease, as well as increase, the aggregate number of common shares authorized without shareholder approval.

         Upon liquidation of WRIT, holders of common shares would receive their pro rata share of the distributable assets of WRIT remaining after the satisfaction of preferential rights of any preferred shares and the satisfaction of all debts and liabilities of WRIT. Holders of common shares do not have any preference, conversion, exchange, preemptive or redemption rights.

         The common shares are listed on the New York Stock Exchange. American Stock Transfer & Trust Company, New York, New York, is the transfer agent for the common shares.


PREFERRED SHARES

         GENERAL. The following description of preferred shares is based upon the terms of the preferred shares amendment that WRIT's board of trustees would propose in connection with a proposal to issue preferred shares. Following shareholder approval of the preferred shares amendment, the board of trustees will be authorized, without further shareholder action, to issue preferred shares, in one or more series, with designations, preferences, rights and limitations as the board of trustees approves. Under the preferred shares amendment, WRIT will be authorized to issue 500,000 preferred shares with a par value of $.01 per share, but the board of trustees could amend the declaration of trust to increase or decrease the aggregate number of preferred shares authorized without shareholder approval.

         The preferred shares are proposed to have the dividend, liquidation, redemption, conversion and voting rights described below unless the prospectus supplement relating to a particular series of preferred shares indicates otherwise. You should refer to the prospectus supplement relating to the particular series of preferred shares offered for specific terms, including:

         (1)   the title of the preferred shares;

         (2)   the number of shares included in the series offered;

         (3)   the offering price of the preferred shares;

         (4)   the liquidation preference per share;

         (5) the dividend rate or method of calculation, the payment dates and the payment periods, including, if applicable, the dates from which dividends will accumulate;

         (6)   any voting rights provisions;

         (7)   any redemption provisions;

         (8)   any sinking fund provisions;

         (9)   any conversion provisions; and

         (10)  any other terms, rights, preferences or limitations.

The prospectus supplement also may discuss the federal income tax considerations applicable to the preferred shares offered.

         The preferred shares, when issued, will be fully paid and nonassessable. Unless otherwise indicated in the prospectus supplement relating to a particular series of preferred shares, each series of preferred shares will rank equally with each other series of preferred shares as to dividends and distributions in the event of a liquidation and, in all cases, will be senior to the common shares.

         DIVIDEND RIGHTS. Holders of preferred shares of each series will be entitled to receive, when declared by the board of trustees, cash dividends at the rates and on the dates described in the prospectus supplement relating to the series of preferred shares, out of WRIT's assets legally available for that purpose. The rates may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

         As long as any preferred shares are outstanding, no dividends will be declared or paid and no distributions will be made on the common shares, other than a dividend payable in common shares, unless the accrued dividends on each series of preferred shares have been fully paid or declared and set apart for payment and, if the applicable prospectus supplement so indicates, WRIT has set apart any required amounts for any sinking funds for each series of preferred shares.

         When dividends are not paid in full upon any series of preferred shares and any other series of preferred shares ranking equally as to dividends with that series of preferred shares, all dividends declared upon that series of preferred shares and any other series of preferred shares ranking equally as to dividends will be paid ratably in proportion to the amount of accrued dividends to which they are entitled.

         Each series of preferred shares will be entitled to dividends as described in the prospectus supplement relating to that series. Different series of preferred shares may be entitled to dividends at different dividend rates or based upon different methods of determination.

         RIGHTS UPON LIQUIDATION. Upon any voluntary or involuntary liquidation, dissolution or winding up of WRIT, the holders of each series of preferred shares will be entitled to receive out of the assets of WRIT available for distribution to shareholders the amount stated or determined on the basis described in the prospectus supplement relating to that series. If, upon any voluntary or involuntary liquidation, dissolution or winding up of WRIT, the amounts payable on the preferred shares of any series and any other shares of stock of WRIT ranking as to distribution equally with that series of preferred shares are not paid in full, the holders of preferred shares of that series and of the other shares will share ratably in any distribution of assets of WRIT in proportion to the full preferential amounts to which they are entitled or on another basis as described in the applicable prospectus supplement. Any rights of the holders of any series of preferred shares to participate in the assets of WRIT remaining after the holders of other series of preferred shares have been paid their liquidation preferences upon any liquidation, dissolution or winding up of WRIT will be described in the prospectus supplement relating to that series.

         REDEMPTION. Subject to the terms of WRIT's outstanding debt, a series of preferred shares may be redeemable, in whole or in part, at the option of WRIT or the option of the holder. In each case, the applicable prospectus supplement will describe the terms of any redemption rights including the number of shares, the price, the dates and the type of consideration.

         If, after giving notice of redemption to the holders of a series of preferred shares, WRIT deposits with a designated bank funds sufficient to redeem those preferred shares, then after that deposit, all preferred shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert those preferred shares into other classes of capital stock of WRIT.

         CONVERSION RIGHTS. A series of preferred shares may be convertible. The prospectus supplement for any series of preferred shares will describe the terms on which shares of that series may be converted into common shares or any other security issuable by WRIT.

         VOTING RIGHTS. A holder of preferred shares will not be entitled to vote except as indicated in the prospectus supplement relating to a particular series of preferred shares or except as expressly required by Maryland law. Voting rights are proposed to be limited. The board of trustees may not establish a series of preferred shares having voting rights in addition to the following:

         (1) the right to elect up to two additional trustees, constituting less than a majority of the trustees, following WRIT's failure to pay required dividends on the series of preferred shares for a specified number of quarterly periods, and the right to remove those trustees;

         (2) the right to approve any transaction resulting in WRIT's issuing any class or series of preferred shares ranking senior to the series of preferred shares as to the payment of dividends or distributions or the distribution of assets on liquidation;

         (3) the right to approve any amendment to the declaration of trust if the amendment would materially and adversely alter the rights, preferences or privileges of the series of preferred shares;

         (4) the right to approve any merger in which WRIT is not the surviving entity, unless the terms of the merger provide that:

              o the holders of the preferred shares will receive equity securities of the surviving entity with preferences, rights and privileges substantially equivalent to the preferences, rights and privileges of the series of preferred shares, and

              o upon completion of the merger there will not be outstanding equity securities of the surviving entity ranking as to distribution rights and liquidation preferences senior to the equity securities of the surviving entity received by the holders of the preferred shares, other than securities issued for WRIT's securities outstanding before the merger which were senior as to distribution rights and liquidation preferences to the series of preferred shares.

         (5)  the right to vote on the termination of WRIT; and

         (6)  other voting rights as are expressly required by law.

         Except as indicated otherwise in the prospectus supplement relating to a particular series of preferred shares, each full share will be entitled to one vote on matters on which holders of preferred shares are entitled to vote and fractional shares will not be entitled to any vote.

         TRANSFER AGENT AND REGISTRAR. WRIT will select the transfer agent, registrar and dividend disbursement agent for a series of preferred shares, which will be described in the applicable prospectus supplement. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of preferred shares have the right to vote on any matter.

BUSINESS COMBINATION PROVISIONS

         WRIT's declaration of trust provides that any merger, consolidation or liquidation of WRIT, or any sale of all or substantially all of its assets, must be approved by a majority of WRIT's trustees. In addition, if any of those transactions involves a related shareholder, the transaction must be approved by a majority of trustees not appointed or nominated by or acting on behalf of the related shareholder or an affiliate or associate of the related shareholder. A related shareholder is a person or entity beneficially owning, directly or indirectly, 5% or more of the outstanding shares, including among his or its shares those owned by an affiliate or associate.

         As permitted by Maryland law, WRIT has expressly elected to be governed by the special voting requirements of Title 3, Subtitle 6, of the Maryland Corporations and Associations Article, which we refer to as the Special Voting Article. The Special Voting Article establishes special requirements with respect to a business combination between an interested stockholder and a Maryland corporation unless exemptions are applicable. The Special Voting Article prohibits a merger and other specified or similar transactions between a Maryland corporation and an interested stockholder for a five-year period and requires a super majority vote for those transactions after the end of the five-year period. For the purposes of the Special Voting Article and the Control Share Article, which we describe below, a Maryland corporation includes a Maryland real estate investment trust. We refer to them collectively in this section as a Maryland company.

         An interested stockholder is a person owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland company. Business combinations include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates.

         Unless an exemption is available, a business combination may not be consummated between a Maryland company and an interested stockholder for a period of five years after the date on which the shareholder became an interested stockholder. After that five-year period, a business combination may not be consummated unless recommended by the board of the Maryland company and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. These provisions do not apply if the company's stockholders receive a minimum price, as defined in the Special Voting Article, for their shares and they receive the consideration in cash or in the same form as previously paid by the interested stockholder for its shares and if other conditions are met.

         A business combination with an interested stockholder that is approved by the board of a Maryland company at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements or fair price provisions of the Special Voting Article. An amendment to a Maryland company's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. The amendment will not be effective until 18 months after the vote of stockholders and does not apply to any business combination of a company with a stockholder who was an interested stockholder on the date of the stockholder vote.

         As permitted by Maryland law, WRIT has also expressly elected to be governed by the control share provisions of Title 3, Subtitle 7, of the Maryland Corporations and Associations Article, which we refer to as the Control Share Article. Under the Control Share Article, control shares of a Maryland company acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the company. Control shares are voting shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors or trustees within one of the following ranges of voting power: (1) 20% or more but less than 33 1/3%, (2) 33 1/3% or more but less than a majority or (3) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition is, subject to specified exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to control shares.

         A person who has made or proposes to make a control share acquisition upon satisfaction of specified conditions, including an undertaking to pay expenses, may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Maryland company may itself present the question at any shareholders' meeting.

         If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then subject to specified conditions and limitations, the Maryland company may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value, without regard to the absence of voting rights for the control shares. Fair value will be determined as of the date of the meeting of the shareholders at which the voting rights of the control shares are considered but not approved. If no meeting is held, fair value will be determined as of the date of the last acquisition of control shares by the acquiring person. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

         The Control Share Article does not apply to

         o shares acquired in a merger, consolidation or share exchange if the Maryland company is a party to the transaction,

         o acquisitions approved or exempted by the charter or bylaws of the Maryland company or

         o shares acquired before November 4, 1988 or under a contract entered into before November 4, 1988.

         The Special Voting Article and the Control Share Article may have the effect of discouraging unilateral tender offers or other takeover proposals, which some shareholders might consider in their interests or that might provide a substantial premium for their shares. The Control Share Article in particular has the effect of making a unilateral tender offer or other takeover of WRIT more difficult. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive shareholders of opportunities to sell their shares at a temporarily higher market price.

RESTRICTIONS ON OWNERSHIP

         For WRIT to qualify as a REIT under the Internal Revenue Code, in any taxable year, not more than 50% in value of WRIT's outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last six months of the year, and the shares must be owned by 100 or more persons during at least 335 days of a taxable year or a proportionate part of a taxable year less than 12 months. To meet these and other requirements, the trustees have the power to redeem or prohibit the transfer of a sufficient number of shares to maintain or bring the ownership of the shares into conformity with the requirements. In that regard, the declaration of trust provides that if any person is or becomes at any time the beneficial owner, directly or indirectly, of more than 10% of WRIT's outstanding shares or if WRIT's tax status is or can be endangered by the purchase or retention of shares by any person, the trustees may in their sole discretion (1) repurchase any or all shares held by that person or (2) refuse to sell, transfer or deliver shares to that person. The preferred shares amendment if adopted would amend this provision in the declaration of trust to clarify that the 10% threshold applies to all of the outstanding shares computed on the basis of the value of the shares.

         The purchase price for any shares repurchased will be (1) the cost or the last sale price of the shares as of the date immediately preceding the day on which the demand for repurchase is mailed, whichever price is higher, or (2) the amount provided in the terms of that class or series of shares called for repurchase, if the preferred shares amendment is adopted. From the date fixed for repurchase by the trustees, and so long as payment of the purchase price for the shares to be repurchased has been made or provided for, the holder of any shares called for repurchase will cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares.

         The declaration of trust includes provisions to ensure that any rent paid to WRIT by a sister corporation not become disqualified as rent from real property by virtue of Section 856(d)(2)(B) of the Internal Revenue Code. For purposes of these provisions, a sister corporation is a corporation the shares of which are owned by exactly or substantially the same persons and in exactly or substantially the same numbers as are the shares of WRIT. Under these provisions, if the trustees, at any time and in good faith, are of the opinion that direct or indirect ownership of shares has or may become concentrated to an extent that would cause any rent to be paid to WRIT by a sister corporation, if one existed, to fail to qualify or be disqualified as rent from real property by virtue of Section 856(d)(2)(B) of the Internal Revenue Code, the trustees have the power

         o by lot or other means they believe equitable to call for purchase from any shareholder the number of shares that will be sufficient in the opinion of the trustees to maintain or bring the direct or indirect ownership of shares in conformity with the requirements of Section 856(d)(2)(B), and

         o to refuse to register the transfer of shares to any person whose acquisition of shares would, in the opinion of the trustees, result in WRIT's being unable to comply with Section 856(d)(2)(B).

         These provisions will apply even if a sister corporation does not exist
(1) at the time the trustees determine that the ownership of shares has or may become so concentrated, or (2) at the time the trustees call shares for purchase or refuse to register the transfer of shares. The purchase price for the shares purchased under these provisions will be equal to

         o the fair market value of the shares as reflected in the closing price for the shares on the principal stock exchange on which the shares are listed or, if the shares are not listed, then the last bid for the shares, as of the close of business on the date fixed by the trustees for the purchase or, if no such quotation is available, as will be determined in good faith by trustees, or

         o the other amount provided in the terms of the class or series of shares called for repurchase, if the preferred shares amendment is adopted.

From the date fixed for purchase by the trustees, the holder of any shares called for purchase will cease to be entitled to dividends, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price fixed as described above.

         To further assure that ownership of the shares does not become concentrated, the declaration of trust provides that if any transfer of shares would prevent amounts received by WRIT from a sister corporation, if one existed, from qualifying as rents from real property as defined in Section 856(d) of the Internal Revenue Code, by virtue of the application of Section 856(d)(2)(B) of the Internal Revenue Code, the transfer will be void from inception and the intended transferee of the shares will be treated as never having had an interest in those shares. If this provision is invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares will be treated as having acted as an agent on behalf of WRIT in acquiring those shares and as holding those shares on WRIT's behalf. Furthermore, the declaration of trust provides that shareholders will be required upon demand to disclose to the trustees in writing information with respect to their direct and indirect ownership of the shares that the trustees deem necessary to determine whether WRIT satisfies the provisions of Sections 856(a)(5) and (6) and Section 856(d) of the Internal Revenue Code or the regulations under such sections or to comply with the requirements of any other taxing authority.

         Under an amendment to the declaration of trust, a provision has been added to the declaration of trust specifying that (1) the share ownership limitation provisions described above, or any other provision of the declaration of trust, will not preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system and (2) the occurrence of the settlement of any transaction will not negate the effect of the share ownership limitation provisions or any other provision of the declaration of trust.

         The share ownership limitation provisions, like the business combination provisions, may deter or render more difficult an attempt by a third party to obtain control of WRIT if the attempt is not supported by the board of trustees.

TAXATION

         WRIT has elected to be taxed as a REIT under the Internal Revenue Code. A REIT that meets specified qualifications is relieved of federal income taxes on ordinary income and capital gains distributed to shareholders. In the opinion of Arent Fox Kintner Plotkin & Kahn, PLLC, legal counsel for WRIT, WRIT has qualified as a REIT for the years 1995-1999 and its present and contemplated method of operation will put it in a position to continue to qualify as a REIT. David M. Osnos, a trustee, is a member of Arent Fox.

                      DESCRIPTION OF COMMON SHARE WARRANTS

         WRIT may issue common share warrants for the purchase of common shares. WRIT may issue common share warrants independently or together with any other offered securities offered by any prospectus supplement. Common share warrants may be attached to or separate from the other offered securities. Each series of common share warrants will be issued under a separate warrant agreement to be entered into between WRIT and a warrant agent identified in the applicable prospectus supplement. The warrant agent will act solely as an agent of WRIT in connection with the common share warrants of a series and will not assume any obligation or relationship of agency or trust for any holders or beneficial owners of common share warrants.

         The applicable prospectus supplement will describe the terms of the common share warrants, including, where applicable, the following:

         (1)  the title of the common share warrants;

         (2)  the aggregate number of the common share warrants;

         (3) the price or prices at which the common share warrants will be issued;

         (4) the designation, number and terms of the common shares purchasable upon exercise of the common share warrants;

         (5) the designation and terms of any other offered securities with which the common share warrants are issued and the number of such common share warrants issued with each offered security;

         (6) the date, if any, on and after which the common share warrants and the related common shares will be separately transferable;

         (7) the price at which the common shares purchasable upon exercise of the common share warrants may be purchased;

         (8) the date on which the right to exercise the common share warrants will commence and the date on which the right will expire;

         (9) the minimum and maximum amount of the common share warrants that may be exercised at any one time;

         (10) information with respect to any book-entry procedures;

         (11) a discussion of federal income tax considerations; and

         (12) any other material terms of the common share warrants, including terms, procedures and limitations relating to their exchange and exercise.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

         WRIT will issue senior debt securities under a senior indenture dated as of August 1, 1996, as supplemented from time to time, between WRIT and Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), as senior indenture trustee. WRIT will issue subordinated debt securities under a subordinate indenture between WRIT and a commercial bank we will select to act as subordinated indenture trustee. We use the term indenture trustee to refer to the senior indenture trustee or subordinated indenture trustee, as appropriate. We refer to the senior indenture and the subordinated indenture together as the indentures and individually as an indenture. The senior indenture and the form of the subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part. The indentures will be available for inspection at the corporate trust offices of the senior indenture trustee and the subordinated indenture trustee and as described below under "Where You Can Find More Information." The indentures are subject to and governed by the Trust Indenture Act of 1939.

         We describe below some of the terms of the debt securities and some of the provisions of the indentures. We will describe in a prospectus supplement the specific terms of the debt securities and the extent to which the provisions described below apply. The descriptions in this prospectus and the applicable prospectus supplement are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the provisions of the indentures and the debt securities. We have included in this prospectus references to sections of the indentures to help you locate those provisions in the indentures.

TERMS

         The debt securities will be direct, unsecured obligations of WRIT. The senior debt securities will rank equally with all other unsecured and unsubordinated debt of WRIT. Payments on the subordinated debt securities will be subordinated to the prior payment in full of WRIT's senior debt, as described in this section under "Subordination." Each indenture provides that WRIT may issue debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in, or under authority granted by, a resolution of WRIT's board of trustees or as established in one or more supplemental indentures. WRIT may issue debt securities with terms different from those of debt securities previously issued. Debt securities of one series may be issued at different times and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. (Section 301 of each indenture).

         More than one indenture trustee may be appointed under either indenture, with each indenture trustee acting as to one or more series of debt securities. Any indenture trustee may resign or be removed as to one or more series of debt securities, and a successor indenture trustee may be appointed to act regarding that series. (Section 608 of each indenture). If two or more persons are appointed as indenture trustee regarding different series of debt securities, each will act under the applicable indenture as an indenture trustee of a trust separate from the trust administered by any other indenture trustee. (Section 609 of each indenture). Except as otherwise indicated in this prospectus, an indenture trustee may act only with respect to the one or more series of debt securities for which it is indenture trustee under the applicable indenture.

         The prospectus supplement relating to the series of debt securities being offered will contain information on the specific terms of the debt securities including:

         (1) the title of the debt securities and whether the debt securities are senior or subordinated;

         (2) the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

         (3) the percentage of the principal amount of the debt securities that will be issued and, if less than the entire principal amount will be issued

              o the portion of the principal amount payable upon declaration of acceleration of the maturity of the debt securities,

              o the portion of the principal amount of the debt securities that is convertible into common shares or preferred shares, or

              o  the method by which any portion will be determined;

         (4) if the debt securities are convertible, in connection with preserving WRIT's status as a REIT, any applicable limitations on the ownership or transferability of the common shares or preferred shares into which the debt securities are convertible;

         (5) the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable and the amount of principal payable;

         (6) the interest rate or rates, which may be fixed or variable, of the debt securities, or the method by which the rate or rates will be determined, if the debt securities will bear interest;

         (7) the date or dates, or the method for determining the date or dates, from which interest will accrue;

         (8)  the dates on which interest will be payable;

         (9) the record dates for interest payment dates, or the method by which the dates will be determined;

         (10) the persons to whom interest will be payable;

         (11) the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

         (12) the place or places where the principal of, any premium and interest on the debt securities will be payable;

         (13) the place where the debt securities may be surrendered for registration of transfer or exchange;

         (14) the place where notices to or demands upon WRIT relating to the debt securities and the applicable indenture may be delivered;

         (15) if WRIT has a redemption option, the times, prices, currencies, currency units or composite currencies and other terms and conditions upon which WRIT may redeem the debt securities, in whole or in part;

         (16) any obligation of WRIT to redeem, repay or purchase the debt securities under any sinking fund or similar provision or at the option of a holder of the debt securities, and the times, the prices, the currencies, currency units or composite currencies and other terms and conditions upon which WRIT will redeem, repay or purchase the debt securities, in whole or in part, under the obligation;

         (17) if other than U.S. dollars, the currency or currencies in which the debt securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions;

         (18) whether the amount of payments of principal of, any premium or interest on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on currencies, currency units or composite currencies, and the manner by which the amounts will be determined;

         (19) whether the principal of, any premium or interest on the debt securities are to be payable, at the election of WRIT or a holder of the debt securities, in currencies, currency units or composite currencies other than that in which the debt securities are denominated or stated to be payable and

              o  the times when the election may be made,

              o  the terms and conditions upon which the election may be made,

              o the time and manner of determining the exchange rate between the currencies, currency units or composite currencies in which the debt securities are denominated or stated to be payable,

              o the identity of the exchange rate agent responsible for determining the exchange rate, and

              o the currencies, currency units or composite currencies in which the debt securities are to be payable;

         (20) any provisions granting special rights to the holders of the debt securities upon the occurrence of any specified events;

         (21) any deletions from, modifications of or additions to the events of default or covenants of WRIT relating to the debt securities, whether or not the events of default or covenants are consistent with the events of default or covenants in the applicable indenture;

         (22) whether the debt securities will be issued in certificated or book-entry form;

         (23) whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than $1,000 or any integral multiple, and if in bearer form, the denominations and other terms and conditions;

         (24) whether the debt securities will be subject to the defeasance and covenant defeasance provisions described in this prospectus, and any modification of those provisions;

         (25) whether and under what circumstances WRIT will pay any additional amounts on the debt securities relating to any tax, assessment or governmental charge and, if so, whether WRIT will have the option to redeem the debt securities in lieu of making the payment; and

         (26) any other terms of the debt securities consistent with the provisions of the applicable indenture. (Section 301 of each indenture).

         WRIT may issue debt securities at a discount below their principal amount. If that occurs, the debt securities may provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to those debt securities as original issue discount securities. The applicable prospectus supplement will describe the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

         Except as described below under "Covenants" and as may be described in any prospectus supplement, the indentures will not contain any provisions

         o  limiting WRIT's ability to incur indebtedness or

         o affording holders of debt securities protection in the event of a highly leveraged or similar transaction involving WRIT or in the event of a change in control of WRIT.

The applicable prospectus supplement will provide information regarding any deletions from, modifications of, or additions to the events of default or covenants of WRIT that are described below, including any addition of a covenant or other provision providing protection for risks similar to those referred to above.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

         Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000, and the debt securities of any series issued in bearer form will be issuable in denominations of $5,000. (Section 302 of each indenture).

         Unless otherwise described in the applicable prospectus supplement, the principal of, any premium and interest on any series of senior debt securities will be payable at the corporate trust office of the senior indenture trustee, which initially will be Bank One Trust Company, N.A., 14 Wall Street, Eighth Floor, New York, New York 10005. Unless otherwise described in the applicable prospectus supplement, the principal of, any premium and interest on any series of subordinated debt securities will be payable at the corporate trust office of the subordinated indenture trustee. WRIT may instead pay interest on any series of debt securities by check mailed to the address of the person entitled to the payment as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States. (Sections 301, 307 and 1002 of each indenture).

         Any interest not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder of the debt security on the applicable regular record date and may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the indenture trustee. If that occurs, notice will be given to the holder of the debt security not less than 10 days prior to the special record date. Alternatively, defaulted interest may be paid at any time in any other lawful manner. (Section 307 of each indenture).

         Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable indenture trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, registration of transfer or exchange at the corporate trust office of the applicable indenture trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be properly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but WRIT may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange. (Section 305 of each indenture). If WRIT designates a transfer agent, in addition to the applicable indenture trustee, regarding any series of debt securities, WRIT may at any time rescind the designation of the transfer agent or approve a change in the location through which the transfer agent acts, but WRIT is required to maintain a transfer agent in each place of payment for each series of debt securities. WRIT may at any time designate additional transfer agents regarding any series of debt securities.
(Section 1002 of each indenture).

         Neither WRIT nor any indenture trustee will be required to:

         o issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the notice of redemption;

         o register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

         o issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except any portion of the debt security not being repaid. (Section 305 of each indenture).

MERGER, CONSOLIDATION OR SALE

         WRIT will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity if:

         o WRIT will be the continuing entity, or the successor entity formed by or resulting from any consolidation or merger with WRIT or receiving the transfer of assets from WRIT will expressly assume payment of the principal of, any premium and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions in each indenture;

         o immediately after giving effect to the transaction, and treating any debt that becomes an obligation of WRIT or any subsidiary as a result of the transaction as having been incurred by WRIT or the subsidiary at the time of the transaction, no event of default under an indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, has occurred and is continuing; and

         o an officer's certificate and legal opinion covering these conditions are delivered to the indenture trustee. (Sections 801 and 803 of each indenture).


COVENANTS

         In this part of the prospectus, we use several capitalized terms to refer to defined terms. We describe the definitions of those terms after the paragraph in which we use them for the first time.

         SENIOR INDENTURE LIMITATIONS ON INCURRENCE OF DEBT. The senior indenture provides that WRIT will not, and will not permit any Subsidiary to, incur any additional Debt if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds from the incurrence of the additional Debt, the aggregate principal amount of all outstanding Debt of WRIT and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of, without duplication:

         o WRIT's Total Assets as of the end of the calendar quarter covered in WRIT's annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC, or if these reports are not permitted to be filed under the Securities Exchange Act, with the indenture trustee, before the incurrence of the additional Debt; and

         o any increase in WRIT's Total Assets since the end of the last reported quarter including any increase in Total Assets resulting from the incurrence of the additional Debt. We refer to this increase together with WRIT's Total Assets as Adjusted Total Assets. (Section 1011 of the senior indenture).

         "Subsidiary" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests of which is owned or controlled, directly or indirectly, by WRIT or by one or more other Subsidiaries of WRIT. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors or trustees, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

         "Debt" of WRIT or any Subsidiary means any debt of WRIT or any Subsidiary, whether or not contingent, in connection with:

         (1) borrowed money evidenced by bonds, notes, debentures or similar instruments;

         (2) debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by WRIT or any Subsidiary;

         (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

         (4) the principal amount of all obligations of WRIT or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

         (5) any lease of property by WRIT or any Subsidiary as lessee that is reflected in WRIT's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of debt under clauses (1) through (3) above, that any of those items, other than letters of credit, would appear as a liability on WRIT's consolidated balance sheet in accordance with generally accepted accounting principles. This includes, to the extent not otherwise included, any obligation by WRIT or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, debt of another person, other than WRIT or any Subsidiary.

         "Disqualified Stock" means any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, upon the happening of any event or otherwise:

         o matures or is mandatorily redeemable, under a sinking fund obligation or otherwise;

         o is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

         o is redeemable at the option of the holder, in whole or in part, in each case on or before the stated maturity of the series of debt securities.

         "Capital Stock" means any capital stock, including preferred stock, shares, interests, participations or other ownership interests however designated and any rights, other than debt securities convertible into or exchangeable for corporate stock, warrants or options to purchase.

         "Total Assets" as of any date means the sum of

         o  the Undepreciated Real Estate Assets; and

         o all other assets of WRIT and its Subsidiaries determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

         "Undepreciated Real Estate Assets" as of any date means the original cost plus capital improvements of real estate assets of WRIT and its Subsidiaries on that date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

         In addition to the limitations on the incurrence of Debt described above, the senior indenture provides that WRIT will not, and will not permit any Subsidiary to, incur any Secured Debt, whether owned at the date of the senior indenture or subsequently acquired, if, immediately after giving effect to the incurrence of the additional Secured Debt and the application of the proceeds, the aggregate principal amount of all outstanding Secured Debt of WRIT and its Subsidiaries on a consolidated basis is greater than 40% of WRIT's Adjusted Total Assets. (Section 1011 of the senior indenture.) "Secured Debt" means any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of WRIT or any Subsidiary.

         The senior indenture also provides that WRIT will not, and will not permit any Subsidiary to, incur any additional Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended before the date on which the additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of that Debt and to the application of the proceeds from the incurrence of that Debt. The ratio is calculated assuming that:

         o the additional Debt and any other Debt incurred by WRIT and its Subsidiaries since the first day of the four-quarter period and the application of the proceeds, including to refinance other Debt, had occurred at the beginning of that period;

         o the repayment or retirement of any other Debt by WRIT and its Subsidiaries since the first day of the four-quarter period had been incurred, repaid or retired at the beginning of the period, except that, in making this computation, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during the period;

         o in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the acquisition had occurred as of the first day of the period with the appropriate adjustments relating to the acquisition included in the pro forma calculation; and

         o in the case of any acquisition or disposition by WRIT or its Subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments relating to the acquisition or disposition included in the pro forma calculation. (Section 1011 of the senior indenture).

         "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of WRIT and its Subsidiaries

         o  plus amounts that have been deducted for

            (1) interest on Debt of WRIT and its Subsidiaries,

            (2) provision for taxes of WRIT and its Subsidiaries based on income,

            (3)  amortization of debt discount,

            (4) depreciation and amortization,

            (5) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period,

            (6) amortization of deferred charges and

            (7) provision for or realized losses on properties,

         o less amounts which have been included for gains on disposition of properties.

         "Consolidated Net Income" for any period means the amount of consolidated net income or loss of WRIT and its Subsidiaries for that period determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Annual Service Charge" as of any date means the maximum amount that is payable in any period for interest on, and original issue discount of, Debt of WRIT and its Subsidiaries.

         "Acquired Debt" means Debt of a person

         o  existing at the time the person becomes a Subsidiary or

         o assumed in connection with the acquisition of assets from the person,

in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or the acquisition. Acquired Debt will be treated as incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

         For purposes of the provisions limiting the incurrence of Debt, Debt is treated as incurred by WRIT or a Subsidiary whenever WRIT or a Subsidiary creates, assumes, guarantees or otherwise becomes liable on the Debt.

         MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The senior indenture also provides that WRIT is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of WRIT's Unsecured Debt. (Section 1012 of the senior indenture).

         "Total Unencumbered Assets" means the sum of

         o those Undepreciated Real Estate Assets not subject to an Encumbrance; and

         o all other assets of WRIT and its Subsidiaries not subject to an Encumbrance determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

         "Encumbrance" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, statutory or other lien or preference, priority or other security agreement, except:

         o liens for taxes that (1) are not yet delinquent, (2) are not in an aggregate amount, as to WRIT and all Subsidiaries, greater than 10% of Total Assets or (3) are being contested in good faith by all appropriate proceedings, if adequate reserves relating to the taxes are maintained on the books of WRIT or its Subsidiaries, as the case may be, in conformity with generally accepted accounting principals;

         o carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other similar liens that (1) are not in an aggregate amount, as to WRIT and all Subsidiaries, greater than 10% of Total Assets, (2) do not remain unsatisfied or undischarged for a period of more than 90 days or (3) are being contested in good faith by all appropriate proceedings;

         o pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

         o deposits to secure the performance of bids, trade contracts, other than for borrowed money, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; and

         o easements, rights of way, restrictions, development orders, plats and other similar encumbrances.

         "Total Assets" as of any date means the sum of

         o  the Undepreciated Real Estate Assets; and

         o all other assets of WRIT and its Subsidiaries determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

         "Unsecured Debt" means Debt of WRIT or any Subsidiary that is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by WRIT or any of its Subsidiaries.

         EXISTENCE. Except as described under the section below entitled "Merger, Consolidation or Sale," WRIT will be required to do everything necessary to preserve and keep in full force and effect its existence, rights and franchises. But WRIT will not be required to preserve any right or franchise if it determines that the preservation of the right or franchise is no longer desirable in the conduct of its business. (Section 1004 of each indenture).

         MAINTENANCE OF PROPERTIES. To the extent WRIT believes it necessary for the proper conduct of business, WRIT will be required to keep all of its material properties used in the conduct of its business or the business of any Subsidiary in good condition, repair and working order and supplied with all necessary equipment and to make all necessary repairs and improvements of those properties. (Section 1005 of each indenture).

         INSURANCE. WRIT will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service. (Section 1006 of each indenture).

         PAYMENT OF TAXES AND OTHER CLAIMS. WRIT will be required to pay or discharge before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of WRIT or any Subsidiary, and (2) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a material lien upon the property of WRIT or any Subsidiary. But WRIT will not be required to pay or discharge any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith. (Section 1007 of each indenture).

         PROVISION OF FINANCIAL INFORMATION. Whether or not WRIT is subject to
Section 13 or 15(d) of the Securities Exchange Act, WRIT will be required, within 15 days of each of the dates by which WRIT would have been required to file annual reports, quarterly reports and other documents with the SEC if WRIT were subject to those sections, to

         o mail to all holders of debt securities, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that WRIT would have been required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act if WRIT were subject to those sections;

         o file with the applicable indenture trustee copies of the annual reports, quarterly reports and other documents that WRIT would have been required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act if WRIT were subject to those sections; and

         o promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder. (Section 1008 of each indenture).

         ADDITIONAL COVENANTS. The prospectus supplement will describe any additional covenants of WRIT relating to any series of debt securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         Each of the following is an Event of Default with respect to any series of debt securities issued under either indenture:

         (1) default for 30 days in the payment of any installment of interest or any additional amount payable on any debt security of that series;

         (2) default in the payment of principal or any premium on any debt security of that series at its maturity;

         (3) default in making any sinking fund payment if required for any debt security of that series;

         (4) breach or default in the performance of any other covenant or warranty of WRIT contained in the indenture, other than a covenant added to the indenture solely for the benefit of another series of debt securities issued under the indenture, if the breach or default continues for 60 days after written notice as provided in the indenture;

         (5) default under any bond, debenture, note or other evidence of debt for money borrowed by WRIT -- including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased -- in an aggregate principal amount in excess of $5,000,000, whether the debt now exists or is subsequently created, if default results in the debt becoming or being declared due and payable before the date on which it would otherwise have become due and payable or results in the obligations being accelerated, without the acceleration having been rescinded;

         (6) default under any mortgage, indenture or instrument under which any debt may be issued or by which any debt may be secured or evidenced, for money borrowed by WRIT -- including leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including debt or obligations for which recourse is limited to property purchased -- in an aggregate principal amount in excess of $5,000,000, whether the debt now exists or is subsequently created, if default results in the debt becoming or being declared due and payable before the date on which it would otherwise have become due and payable or results in the obligations being accelerated, without the acceleration have been rescinded;

         (7) specified events relating to bankruptcy, insolvency, reorganization, receivership or liquidation of WRIT or any Significant Subsidiary of WRIT; and

         (8) any other event of default under the terms of the debt securities of that series. (Section 501 of each indenture).

         "Significant Subsidiary" means any Subsidiary that meets any of the following:

         o WRIT and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10% of the total assets of WRIT and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

         o WRIT's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary exceeds 10% of the total assets of WRIT and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

         o WRIT and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of the income of WRIT and its Subsidiaries consolidated for the most recently completed fiscal year.

         If an Event of Default occurs and continues under any indenture relating to debt securities of any series at the time outstanding, then the indenture trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series may declare the principal amount of, and any premium on, all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, then only the portion of the principal amount as may be specified in the terms of those securities plus any premium on those securities may be declared due and payable. To declare an acceleration, an indenture trustee must provide written notice to WRIT. If the holders declare an acceleration, they must provide written notice to WRIT and to the indenture trustee.

         At any time after a declaration of acceleration relating to debt securities of a series, or of all debt securities then outstanding under the applicable indenture, has been made, but before a judgment or decree for payment of the money due has been obtained by the indenture trustee, the holders of a majority in principal amount of outstanding debt securities of the series, or of all debt securities then outstanding under the applicable indenture, may rescind the declaration and its consequences if:

         o WRIT has deposited with the applicable indenture trustee all required payments of the principal of, any premium, interest, and any additional amounts, on the debt securities of the related series, or of all debt securities then outstanding under the applicable indenture, plus fees, expenses, disbursements and advances of the indenture trustee; and

         o all Events of Default, other than the non-payment of accelerated principal, or specified portion of the principal and any premium or interest, relating to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, have been cured or waived as provided in the applicable indenture. (Section 502 of each indenture).

         The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, may waive any past default relating to that series and its consequences, except a default (1) in the payment of the principal of or any premium, interest or additional amounts payable on any debt security of that series or (2) relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected. (Section 513 of each indenture).

         Each indenture trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. But the indenture trustee may withhold notice to the holders of any series of debt securities of any default relating to that series, except a default in the payment of the principal of, any premium, interest or additional amount payable on any debt security of that series or in the payment of any sinking fund installment relating to any security of that series, if specified responsible officers of the indenture trustee consider withholding notice to be in the interest of the holders of that series. (Section 601 of each indenture).

         No holder of debt securities of any series may institute any proceeding, judicial or otherwise, relating to the indenture or for any remedy under the indenture, unless the indenture trustee fails to act within 60 days after it has received a written request to institute proceedings relating to a continuing Event of Default from the holders of 25% or more in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it. (Section 507 of each indenture). But this provision does not prevent any holder of debt securities from instituting suit to enforce payment of the principal of and any premium, interest and additional amount payable on the debt securities on the due dates of those payments. (Section 508 of each indenture).

         Subject to provisions in each indenture relating to the indenture trustee's duties if a default occurs, each indenture trustee will not be obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the indenture trustee reasonable security or indemnity. (Section 602 of each indenture). The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or of exercising any trust or power conferred upon the indenture trustee. But an indenture trustee may refuse to follow any direction that (1) is in conflict with any law or the indenture, (2) may involve the indenture trustee in personal liability or (3) may be unduly prejudicial to the holders of debt securities of that series not joining in the direction. (Section 512 of each indenture).

         Within 120 days after the close of each fiscal year, WRIT will be required to deliver to each indenture trustee a certificate, signed by one of several specified officers of WRIT, stating whether that officer has knowledge of any default under the applicable indenture and, if so, specifying each known default and its nature and status. (Section 1009 of each indenture).


MODIFICATION OF THE INDENTURES

         Each indenture may be modified or amended only with the consent of the holders of a majority in principal amount of all outstanding debt securities affected by the modification or amendment. But no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

         (1) change the stated maturity of the principal of, any premium or any installment of principal of or interest payable on any debt security;

         (2) reduce the principal amount of, the rate or amount of interest on, any premium payable on redemption of, or additional amounts payable with respect to any debt security,

         (3) reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of any debt security or would be provable in bankruptcy or adversely affect any right of repayment of the holder of that debt security;

         (4) change the place or the currency for payment of principal of, any premium, interest or any additional amounts payable on any debt security;

         (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

         (6) reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with provisions of the indenture or specified defaults and consequences under the indenture or to reduce the quorum or voting requirements provided in the indenture; or

         (7) modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect the action or to provide that other provisions may not be modified or waived without the consent of the holder of each affected debt security. (Section 902 of each indenture).

         The holders of a majority in principal amount of outstanding debt securities issued under either indenture may waive compliance by WRIT with specified covenants and conditions in the indenture. (Section 1013 of each indenture).

         WRIT and the applicable indenture trustee may modify or amend each indenture without the consent of any holder of debt securities for any of the following purposes:

         (1) to evidence the succession of another person to WRIT and the assumption by any successor of WRIT's covenants in the indenture and in the debt securities;

         (2) to add to the covenants of WRIT for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon WRIT in the applicable indenture;

         (3) to add Events of Default for the benefit of the holders of all or any series of debt securities;

         (4) to add or change any provision of the applicable indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, if that action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

         (5) to change or eliminate any provision of the applicable indenture, but any change or elimination will become effective only when there are no debt securities outstanding of any series created before the change or elimination that are entitled to the benefit of that provision;

         (6)     to secure the debt securities;

         (7) to establish the form or terms of debt securities of any series;

         (8) to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under the applicable indenture by more than one indenture trustee;

         (9) to cure any ambiguity, defect or inconsistency in the applicable indenture, if that action will not adversely affect the interests of holders of debt securities of any series issued under that indenture in any material respect; or

         (10) to supplement any provision of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, if that action will not adversely affect the interests of the holders of the debt securities of any series in any material respect.
                 (Section 901 of each indenture).

         Each indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities,

         o the principal amount of an original issue discount security that will be treated as outstanding will be the amount of the principal of that debt security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that debt security;

         o the principal amount of any debt security denominated in a foreign currency that will be treated as outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount or, in the case of original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in the clause above;

         o the principal amount of an indexed security that will be treated as outstanding will be the principal face amount of that indexed security at original issuance, unless otherwise provided with respect to that indexed security under specified provisions of the indenture; and

         o debt securities owned by WRIT, any other obligor on the debt securities or any affiliate of WRIT or of that other obligor will be disregarded. (Section 101 of each indenture).

         Each indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 1501 of each indenture). A meeting may be called at any time by the applicable indenture trustee, and also, upon request, by WRIT or the holders of at least 10% in principal amount of the outstanding debt securities of that series, if notice is given as provided in the applicable indenture. (Section 1502 of each indenture).

         Any resolution presented at a meeting or adjourned meeting properly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. But any resolution relating to any request or demand that may be made, notice or consent that may be given, or waiver or action that may be taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting properly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. The provisions described above in this paragraph do not apply to those situations where modifications or amendments of the applicable indenture require the consent of the holders of each debt security affected. (Section 1504 of each indenture).

         Any resolution passed or decision taken at any meeting of holders of debt securities of any series properly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. But if any action is to be taken at the meeting relating to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum (Section 1504 of each indenture).

         Despite the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series relating to any request, demand, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by that action, or of the holders of that series and one or more additional series:

         o  no minimum quorum requirement will apply to the meeting, and

         o the principal amount of the outstanding debt securities of the series that vote in favor of the request, demand, notice, consent, waiver or other action will be taken into account in determining whether that request, demand, notice, consent, waiver or other action has been made, given or taken under the indenture. (Section 1504 of each indenture).

SUBORDINATION

         Upon any distribution to creditors of WRIT in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all Senior Debt, which we define below. (Sections 1601 and 1602 of the subordinated indenture). But WRIT's obligation to make payment of the principal and interest on the subordinated debt securities will not otherwise be affected. (Section 1608 of the subordinated indenture). No payment of principal or interest may be made on the subordinated debt securities at any time if a default on Senior Debt exists that permits the holders of the Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or WRIT receives notice of the default. (Section 1603 of the subordinated indenture). After all Senior Debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders of the subordinated debt have been applied to the payment of Senior Debt. (Section 1607 of the subordinated indenture). By reason of the subordination, if assets are distributed upon insolvency, some general creditors of WRIT may recover more, ratably, than holders of the subordinated debt securities.

         "Senior Debt" as defined in the subordinated indenture means the principal of and interest on, or substantially similar payments to be made by WRIT regarding the following, whether outstanding at the date of execution of the subordinated indenture or subsequently incurred, created or assumed:

         (1) debt of WRIT for money borrowed or represented by purchase-money obligations;

         (2) debt of WRIT evidenced by notes, debentures, bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument;

         (3) obligations of WRIT as lessee under leases of property either made as part of any sale and leaseback transaction to which WRIT is a party or otherwise;

         (4) debt of partnerships and joint ventures that is included in WRIT's consolidated financial statements;

         (5) debt, obligations and liabilities of others as to which WRIT is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which WRIT has agreed to purchase or otherwise acquire; and

         (6) any binding commitment of WRIT to fund any real estate investment or to fund any investment in any entity making the real estate investment, in each case other than:

              o any debt, obligation or liability referred to in the preceding clauses as to which the instrument creating or evidencing the debt, obligation or liability, provides that the debt, obligation or liability is not superior in right of payment to the subordinated debt securities or ranks equally with the subordinated debt securities;

              o any debt, obligation or liability that is subordinated to debt of WRIT, to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated; and

              o the subordinated debt securities. (Section 101 of the subordinated indenture).

         At June 30, 2000, Senior Debt aggregated approximately $336.7 million in principal amount. The subordinated indenture does not restrict the creation of additional Senior Debt. But the senior indenture contains limitations on WRIT's incurrence of indebtedness. See "Covenants -- Senior Indenture Limitations on Incurrence of Debt."

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         Under each indenture, WRIT may discharge obligations to holders of any series of debt securities issued under the indenture that have not already been delivered to the applicable indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year. To do so WRIT must irrevocably deposit in trust with the applicable indenture trustee, funds in currencies, currency units or composite currencies in which those debt securities are payable in an amount sufficient to pay the entire debt on those debt securities including principal, any premium, interest and any additional amounts payable to the date of the deposit, if the debt securities have become due and payable, or, if they have not, to the stated maturity or redemption date. (Section 401 of each indenture).

         Each indenture provides that, if specified provisions of the indenture are made applicable to the debt securities of or within any series, WRIT may elect either:

         (1) defeasance, which means WRIT elects to be discharged from any and all obligations relating to those debt securities, except for the obligations

              o to pay any additional amounts upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on those debt securities;

              o  to register the transfer or exchange of those debt securities;

              o to replace temporary or mutilated, destroyed, lost or stolen debt securities;

              o to maintain an office or agency regarding those debt securities; and

              o to hold moneys for payment in trust (Section 1402 of each indenture); or

         (2) covenant defeasance, which means WRIT elects to be released from its obligations under specified covenants relating to those debt securities, which are the covenants described above under "Covenants" and, if provided under the indenture, its obligations relating to any other covenant. WRIT may omit to comply with those obligations and the omission will not constitute a default or an Event of Default as to those debt securities. (Section 1403 of each indenture).

         To elect defeasance or covenant defeasance, WRIT must irrevocably deposit in trust with the applicable indenture trustee, an amount sufficient to pay the principal of, any premium and interest on those debt securities, and any mandatory sinking fund or similar payments, on the scheduled due dates. The amount deposited may be in currencies, currency units or composite currencies in which those debt securities are payable at stated maturity, or Government Obligations, which we define below, or both. But the scheduled payment of principal and interest on any Government Obligations deposited must be before the scheduled due date of the principal of, any premium and interest on the debt securities. (Section 1404 of each indenture).

         "Government Obligations" means securities that are:

         o direct obligations of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable for the payment of which its full faith and credit is pledged; or

         o obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government if the obligations are not callable or redeemable at the option of the issuer. Those obligations may include a depository receipt issued by a bank or trust company as custodian with respect to the Government Obligation or a specific payment of interest on or principal of the Government Obligation held by the custodian for the account of the holder of a depository receipt. But, except as required by law, the custodian must not be authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in regard to the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt. (Section

            101 of each indenture).

         A defeasance trust or covenant defeasance trust may be established only if WRIT has delivered to the applicable indenture trustee an opinion of counsel, as specified in each indenture, to the effect that the holders of the defeased debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must also refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. (Section 1404 of each indenture).

         Unless otherwise described in the applicable prospectus supplement, if after WRIT has deposited funds or Government Obligations or both to effect defeasance or covenant defeasance relating to debt securities of any series, (1) the holder of a debt security of the series is entitled to, and does, under specified provisions of the indenture or the terms of the debt security, elect to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made, or (2) a Conversion Event, which we define below, occurs in regard to the currency, currency unit or composite currency in which the deposit has been made, the debt represented by the debt security will be treated as fully discharged and satisfied through the payment of the principal of, any premium, and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate.
(Section 1405 of each indenture).

         "Conversion Event" means the ceasing the use of:

         o a foreign currency, currency unit or composite currency both by the government of the country that issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

         o the European currency unit both within the European monetary system and for the settlement of transactions by public institutions of or within the European Communities; or

         o any currency unit or composite currency other than the European currency unit for the purposes for which it was established. (Section 101 of each indenture).

         Unless otherwise indicated in the applicable prospectus supplement, all payments of principal of, any premium, and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be in U.S. dollars.

         If WRIT effects covenant defeasance relating to any debt securities and the debt securities are declared due and payable because an Event of Default occurs, there is a risk that the amount in the currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the applicable indenture trustee, though sufficient to pay amounts due on the debt securities at the time of their stated maturity, may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the Event of Default. But WRIT would remain liable to make payment of the amounts due at the time of acceleration.

         The applicable prospectus supplement may further describe any provisions, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, relating to the debt securities of or within a particular series.

CONVERSION RIGHTS

         If the debt securities are convertible into common shares or preferred shares, the applicable prospectus supplement will describe the terms and conditions of conversion. The terms will include:

         o whether the debt securities are convertible into common shares or preferred shares,

         o  the conversion price or manner of calculation,

         o  the conversion period,

         o  whether conversion will be at the option of the holders or WRIT,

         o  the events requiring an adjustment of the conversion price and

         o provisions affecting conversion in the event of the redemption of the debt securities.

GLOBAL SECURITIES

         The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The applicable prospectus supplement will describe the specific terms of the depositary arrangement relating to that series of debt securities.

                              PLAN OF DISTRIBUTION

         WRIT may sell the offered securities under any applicable prospectus supplement to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents. WRIT will name any underwriter or agent involved in the offer and sale of the offered securities in the applicable prospectus supplement.

         Underwriters may offer and sell the offered securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. WRIT also may, from time to time, authorize underwriters acting as WRIT's agents to offer and sell the offered securities upon the terms and conditions described in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may receive compensation from WRIT in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by WRIT to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with WRIT, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

         If indicated in the applicable prospectus supplement, WRIT will authorize dealers acting as WRIT's agents to solicit offers by specified institutions to purchase offered securities from WRIT at the public offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of offered securities sold under those contracts will be not less nor more than, the amounts stated in the applicable prospectus supplement. When approved by WRIT, delayed delivery contracts may be made with institutions including commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions. Delayed delivery contracts will not be subject to any conditions except:

         o the purchase by an institution of the offered securities covered by those contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United

            States to which the institution is subject, and

         o if the offered securities are being sold to underwriters, WRIT must sell them the total principal amount of the offered securities less the principal amount covered by those contracts.

         Some of the underwriters and their affiliates may engage in transactions with and perform services for WRIT and its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

         The legality of the offered securities is being passed upon for WRIT by Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C. David M. Osnos, a trustee of WRIT, is a member of Arent Fox. Vinson & Elkins L.L.P., Washington, D.C., will act as counsel to any underwriters, dealers or agents.

                                     EXPERTS

         The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The historical summary of gross income and direct operating expenses for the year ended December 31, 1998 of Avondale Apartments included in WRIT's Amendment to Current Report on Form 8-K filed November 30, 1999, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated October 15, 1999 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

         The historical summary of gross income and direct operating expenses for the year ended December 31, 1998 of 600 Jefferson Plaza and 1700 Research Boulevard included in WRIT's Amendment to Current Report on Form 8-K filed November 30, 1999, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated November 11, 1999 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

         The historical summary of gross income and direct operating expenses for the year ended December 31, 1997 of Northern Virginia Industrial Park included in WRIT's Current Report on Form 8-K filed October 15, 1998, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated September 30, 1998 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

         The historical summary of gross income and direct operating expenses for the year ended December 31, 1997 of Woodburn Medical Park included in WRIT's Current Report on Form 8-K filed December 15, 1998, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated December 4, 1998 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information filing requirements of the Securities Exchange Act of 1934 and we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers, including us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

         Because our common shares are listed on the New York Stock Exchange, you also may read our reports, proxy statements and other information at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         We have filed with the SEC a registration statement relating to the offered securities on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information in the registration statement. We have omitted parts of it in accordance with the SEC's rules and regulations. For further information, you should refer to the registration statement including its exhibits and amendments.

         The SEC permits us to incorporate by reference in this prospectus some information that is contained in other documents we file with the SEC. This means that we may disclose important information by referring you to other documents that contain the information, including documents that we file after the date of this prospectus. The information that is incorporated by reference is considered to be part of this prospectus.

         We incorporate by reference the documents listed below:

         1. Our annual report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 24, 2000, as amended on August 11, 2000;

         2. Our proxy statement dated March 30, 2000, filed with the SEC on April 18, 2000;

         3. Our quarterly report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000;

         4. Our quarterly report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 11, 2000;

         5. Our current report on Form 8-K dated September 30, 1998, filed with the SEC on October 15, 1998;

         6. Our current report on Form 8-K dated November 30, 1998, filed with the SEC on December 15, 1998;

         7. Our current report on Form 8-K dated September 20, 1999, filed with the SEC on

            October 5, 1999 and amended on November 30, 1999;

         8. Our current report on Form 8-K dated February 22, 2000, filed with the SEC on February 22, 2000;

         9. Our current report on Form 8-K dated April 25, 2000, filed with the SEC on April 25, 2000;

        10. Our current report on Form 8-K dated July 25, 2000, filed with the SEC on July 25, 2000;

        11. Our Form 8-A, filed with the SEC on December 4, 1998; and

        12. Each document that we file after the date of this prospectus under
            Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act and before the termination of this offering.

         Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

         At your request, we will provide you without charge a copy of the documents incorporated by reference in this prospectus, other than exhibits to those documents. You may request a copy of the documents incorporated by reference by writing or telephoning us at Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, telephone
(301) 984-9400 or (800) 565-9748.

         We maintain a website at www.writ.com. Statements made in our website are not part of this prospectus.

================================================================================



                                  $125,000,000

                                   [WRIT LOGO]

                                WASHINGTON REAL
                            ESTATE INVESTMENT TRUST


                          Medium-Term Notes, Series B
                            Due Nine Months or More
                              From Date of Issue


                        _______________________________

                             PROSPECTUS SUPPLEMENT
                        _______________________________


                              Merrill Lynch & Co.
                        Banc One Capital Markets, Inc.
                           Deutsche Banc Alex. Brown
                           A.G. Edwards & Sons, Inc.
                            Legg Mason Wood Walker,
                                 Incorporated
                             Salomon Smith Barney


                                August 14, 2000

================================================================================